As filed with the Securities And Exchange Commission on October 3, 2002

                                                    Registration No. 333-_______

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ARC WIRELESS SOLUTIONS, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

            Utah                       3663                      87-0454148
---------------------------     -------------------          -------------------
(State or jurisdiction of       (Primary Standard             (I.R.S. Employer
       incorporation                Industrial               Identification No.)
      or organization)          Classification Code
                                     Number)

     4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163, (303) 421-4063
     -----------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

             4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163
             -------------------------------------------------------
(Address of principal place of business or intended principal place of business)

    Randall P. Marx, 4860 Robb Street, Suite 101, Wheat Ridge, CO 80033-2163,
                                 (303) 421-4063
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.


     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



                                            CALCULATION OF REGISTRATION FEE


========================== ================== ======================= ====================== =================
   Title of each class                               Proposed               Proposed
   of securities to be       Amount to be        maximum offering       maximum aggregate       Amount of
       registered             registered         price per share         offering price      registration fee
-------------------------- ------------------ ----------------------- ---------------------- -----------------
Common Stock                    894,545              $ .085 (1)               76,037               7.00
-------------------------- ------------------ ----------------------- ---------------------- -----------------
Common Stock, issuable
upon exercise of                140,000              $1.50                   210,000              19.32
warrants(2)
-------------------------- ------------------ ----------------------- ---------------------- -----------------
Total shares being
registered                    1,034,545                 --                                        26.32
========================== ================== ======================= ====================== =================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the closing bid and asked prices of the Company's common stock on the OTC Bulletin Board on September 30, 2002 which is within five business days of the date of filing of this registration statement (October 3, 2002).

(2)  Warrants to purchase these shares are exercisable at $1.50 per share.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities And Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                             SELLING SHAREHOLDER
                                                                     PROSPECTUS

                        PROSPECTUS DATED OCTOBER 3, 2002
                              SUBJECT TO COMPLETION

                          ARC WIRELESS SOLUTIONS, INC.
                        1,034,545 shares of common stock

     This prospectus relates to the transfer of 1,034,545 shares of common stock of ARC Wireless Solutions, Inc. by the selling shareholders identified in this prospectus. The common stock offered by this prospectus consists of the following:

     o 894,545 shares of common stock presently issued and outstanding which were issued to the selling shareholders in private transactions; and

     o 140,000 shares of common stock that may be issued upon the exercise of warrants that were issued to the selling shareholders in private transactions.

     We will not receive any of the proceeds for the sale of these shares by the selling shareholders.

     The selling shareholders have not entered into any underwriting arrangements nor have any of the selling shareholders indicated that they actually will sell any shares. The sale of the shares by the selling shareholders may occur in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions, and sales to one or more dealers for transfer of the shares as principals, at market prices prevailing at the time of transfer, or at negotiated prices. Brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of the common stock. The selling shareholders may transfer some or all of the common stock in exchange for consideration other than cash, or for no consideration, in the selling shareholders' sole discretion. This prospectus may be used by the selling shareholders to transfer the common stock to affiliates of the selling shareholders.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "ARCS". On September 27, 2002, the closing price of the common stock was $.11 per share.

     Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 6.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October __ , 2002.

                    ----------------------------------------

                                TABLE OF CONTENTS
                    ----------------------------------------

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY...........................................................3

RISK FACTORS..............................................................   4

PRICE RANGE OF COMMON STOCK...............................................   5

DIVIDEND POLICY...........................................................   6

BUSINESS..................................................................   6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................  15

MANAGEMENT................................................................  22

EXECUTIVE COMPENSATION....................................................  24

BENEFICIAL OWNERS OF SECURITIES...........................................  30

DESCRIPTION OF SECURITIES.................................................  32

INACTIVE TRADING OF THE COMMON STOCK......................................  35

SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION.........................  35

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION....  36

LEGAL MATTERS.............................................................  36

EXPERTS...................................................................  37

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
 AND CAUTIONARY STATEMENTS................................................  37

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION.............................  37

FINANCIAL INFORMATION..................................................... F-1

                               PROSPECTUS SUMMARY


     The following summary highlights information contained in this prospectus. You should carefully read this entire prospectus, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

ARC Wireless        We provide high quality, timely, cost effective wireless
                    network components and end-to-end wireless network solutions. Our Wireless Communications Products Division designs, develops, markets and sells a diversified line of antennas and related wireless communication systems, including conformal and phased array antennas. Our Winncom
                    Technologies Corp. subsidiary specializes in marketing, distribution and service, as well as selected design, manufacturing and installation of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors located in the United States. Our Starworks Wireless Inc.
                    subsidiary specializes in the design, manufacturing, marketing, distribution and service of cable and related installation components in the United States, primarily through original equipment manufacturers, or OEMs, and third-party distributors, retailers and the Internet.

The Offering        Should they elect to do so, the selling shareholders may
                    sell a total of up to 1,034,545 shares. These shares consist as follows:

                    o 894,545 shares of common stock issued in private placements completed in March 2002 and October 2000; and
                    o 140,000 shares of common stock that may be issued upon the exercise of warrants that were issued in the private placement transaction completed in October 2000.

                    The shares may be sold at market prices or other negotiated prices. In addition, the selling shareholders may, in their sole discretion, transfer the shares in exchange for consideration other than cash or for no consideration. The selling shareholders have not entered into any underwriting arrangements for the sale of the shares.

                    We will not receive any proceeds from the sale of common stock by the selling shareholders.

Company Offices     Our offices are located at 4860 Robb Street, Suite 101,
                    Wheat Ridge, Colorado 80033; telephone number (303)
                    421-4063.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information herein, the following risk factors that affect our business.

We have a history of losses.

     From inception in September 1987 through the fiscal year ended December 31, 1992, and again for the years ended December 31, 1998 through the fiscal year ended December 31, 2001, we incurred losses from operations. We operated profitably during each of the fiscal years ended December 31, 1993 through 1997. Profits for some of these years were marginal, and we cannot assure that our operations in the future will be profitable.

Our industry suffers rapid technological changes.

     We do business in the wireless communications industry. This industry is characterized by rapidly developing technology. Changes in technology could affect the market for our products and necessitate additional improvements and developments to our products. We cannot predict that our research and development activities will lead to the successful introduction of new or improved products or that we will not encounter delays or problems in these areas. The cost of completing new technologies to satisfy minimum specification requirements and/or quality and delivery expectations may exceed original estimates that could adversely affect operating results during any financial period.

Protection of product design may be insufficient to protect us against competitors.

     We attempt to protect our product designs by obtaining patents, when available, and by manufacturing our products in a manner that makes reverse engineering difficult. These protections may not be sufficient to prevent our competitors from developing products that perform in a manner that is similar to or better than our products. Competitors' success may result in decreased margins and sales of our products.

Our limited financial resources could constrain our business expansion.

     We have limited financial resources available, which may restrict our ability to grow. Additional capital from sources other than our cash flow may be necessary to develop new products. We cannot predict that this financing will be available from any source.

We could be adversely impacted by intense competition.

     The communications and antenna industries are highly competitive, and we compete with substantially larger companies. These competitors have larger sales forces and more highly developed marketing programs as well as larger administrative staffs and more available service personnel. The larger competitors also will have greater financial resources available to develop and market competitive products. The presence of these competitors could significantly affect any attempts to develop our business. However, we believe that we will have certain advantages in attempting to develop and market our products, including a more cost-effective technology, the ability to undertake smaller projects, and the ability to respond to customer requests more quickly than some larger competitors. We cannot be certain that these conclusions will prove correct.

We depend on the availability of efficient labor.

     We produce and assemble our antenna and coaxial cable kit products at our own facilities and are dependent on efficient workers for these functions. We cannot predict that efficient workers will continue to be available to us at a cost consistent with our budget.

We depend on key employees.

     We are highly dependent on the services of our executive management, including Randall P. Marx, our Chief Executive Officer. The loss of the services of any of our executive management could have a material adverse effect on us.

New government regulation could increase our costs.

     We are subject to government regulation of our business operations in general. Certain of our new products are subject to regulation by the Federal Communications Commission, or FCC, because they are designed to transmit signals. Because current regulations covering our operations are subject to change at any time, and despite our belief that we are in substantial compliance with government laws and regulations, we may incur significant costs for compliance in the future.

There is an inactive trading of our shares and possible volatile prices.

     Historically, there has been an extremely limited public market for our shares, although most recently there has been significantly more volume. We cannot predict that the recent trading volume will be sustained. The prices of our shares are highly volatile. Due to the low price of the shares, many brokerage firms may not effect transactions and may not deal with low priced shares as it may not be economical for them to do so. This could have an adverse effect on sustaining the market for our shares. Further, we believe it is improbable that any investor will be able to borrow funds using our shares as collateral in a margin account.

     For the foreseeable future, trading in the shares, if any, will occur in the over-the-counter market and the shares will be quoted on the OTC Bulletin Board. On September 27, 2002, the low bid price for the common stock was $.105, the high asked price was $.13 and the closing sale price was $.11. Because of the matters described above, a holder of our shares may be unable to sell shares when he or she wishes to do so, if at all.

No dividends with respect to our shares.

     We have not paid any cash dividends with respect to our shares, and it is unlikely that we will pay any dividends on our shares in the foreseeable future. We currently intend that any earnings that we may realize will be retained in the business for further development and expansion.

                           PRICE RANGE OF COMMON STOCK

     Trading in our common stock is very limited. Our shares are traded in the over-the-counter market through the OTC Bulletin Board. Our trading symbol is "ARCS". Our shares are not quoted on any established stock exchange or on the Nasdaq Stock Market. Because trading in our shares is so limited, prices are highly volatile.

     The table below represents the range of high and low sales prices for our common stock during each of the quarters in the past two fiscal years and for the quarters ended March 31 and June 30, 2002 and as reported by the OTC Bulletin Board.

                                  Common Stock
                                  ------------

                                             Closing Sale Price
                                             ------------------
        Quarter Ended                     High                Low
        -------------                     ----                ---
        March 31, 2000                 $3.594               $.130
        June 30, 2000                   1.469                .740
        September 30, 2000              1.290                .750
        December 31, 2000                .770                .202
        March 31, 2001                   .590                .220
        June 30, 2001                    .400                .190
        September 30, 2001               .310                .170
        December 31, 2001                .250                .140
        March 31, 2002                   .220                .160
        June 30, 2002                    .180                .120

     On September 27, 2002, the closing sale price for our common stock was $.11 per share.

Number Of Shareholders Of Record

     On June 19, 2002, we had 411 shareholders of record.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our shares since our inception, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. We currently intend to retain any future earnings to finance the expansion and continued development of our business.

                                    BUSINESS

     We provide high quality, timely, cost effective wireless network components and end-to-end wireless network solutions. Our Wireless Communications Products Division designs, develops, markets and sells a diversified line of antennas and related wireless communication systems, including conformal and phased array antennas. Our Winncom Technologies Corp. subsidiary specializes in marketing, distribution and service, as well as selected design, manufacturing and installation of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors located in the United States. Our Starworks Wireless Inc. subsidiary specializes in the design, manufacturing, marketing, distribution and service of cable installation components in the United States, primarily through original equipment manufacturers, or OEMs, and third-party distributors, retailers and the Internet.

     We were organized under the laws of the State of Utah on September 30, 1987 for the purpose of acquiring one or more businesses. Our prior name was Westflag Corporation, which was formerly Westcliff Corporation. In January 1989, we completed our initial public offering, resulting in net proceeds of approximately $363,000. In April 1989, we effected a one-for-four reverse split so that each four outstanding shares of common stock prior to the reverse split became one share after the reverse split. Unless otherwise indicated, all references in this prospectus to the number of shares of our common stock have been adjusted for the effect of the 1989 one-for-four reverse split.

     On April 12, 1989, we merged with Antennas America, Inc., a Colorado corporation that had been formed in September 1988 and had developed an antenna design technique that would permit the building of flat (as compared to parabolic) antenna systems. Pursuant to the merger, Antennas America, Inc. was merged into us, all the issued and outstanding stock of Antennas America, Inc. was converted into 41,952,000 of our shares, and our name was changed to Antennas America, Inc. At the annual shareholders meeting held on October 11, 2000, our shareholders voted to change our name to ARC Wireless Solutions, Inc. ("ARC Wireless" or the "Company") from Antennas America, Inc.

     On May 24, 2000, we purchased, through our subsidiary, Winncom Technologies Corp. ("Winncom"), the outstanding shares of Winncom Technologies, Inc. Winncom specializes in marketing, distribution and service, as well as selected design, manufacturing and installation of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors located in the United States. The acquisition has been accounted for as a purchase, and accordingly, the operations for Winncom have been included in the Company's consolidated statement of operations from May 24, 2000 (the date of acquisition) forward. We paid $12.0 million in aggregate consideration, consisting of $3 million in cash, a $1.5 million non-interest bearing promissory note payable 90 days from the closing date, a $1.5 million non-interest bearing promissory note payable 180 days from the closing date and $6 million in shares of our restricted common stock (6,946,000 shares). The notes were paid in full by September 2000, with an $85,000 negotiated early payment reduction.

     On September 29, 2000, we purchased, through our subsidiary, Starworks Wireless Inc. ("Starworks"), the outstanding shares of Starworks Technology, Inc. (a/k/a The Kit Company). Starworks specializes in the design, manufacturing, marketing, distribution and service of direct-to-home satellite dish installation kits in the United States, primarily through original equipment manufacturers (OEMs) and third-party distributors, retailers and the Internet. The acquisition has been accounted for as a purchase. We paid $2.3 million in aggregate consideration in 2000, consisting of $0.8 million in cash and $1.5 million in shares of our restricted common stock (1,959,499 shares). As a result of a settlement agreement reached with the former shareholders of Starworks Technology, Inc. in December 2001, 1,459,499 shares of our common stock were returned to us and we received an option to purchase the remaining 500,000 shares of common stock at $.15 per share, which we exercised in January 2002.

     On August 21, 2001, we purchased certain commercial assets of the wireless communications product line from Ball Aerospace & Technologies Corp. ("BATC"), a subsidiary of Ball Corporation, for $925,000. Subsequent to the purchase, a physical inventory was taken of the assets purchased and in accordance with the purchase agreement Ball was required to refund approximately $99,000 of the original purchase price as a result of there being less inventory than that listed in the purchase agreement. The assets purchased consisted primarily of raw materials inventory, finished goods inventory, production tooling equipment, testing equipment and an exclusive license agreement to use patents related to wireless communications for commercial purposes.

Principal Products Of Our Wireless Communications Products Division

     Cellular Base Station Antennas

     Included in the acquisition of certain commercial assets from BATC last year was the right to use BATC's technology in the manufacturing of the line of base station antennas, which consist of various models used in several frequency bands for cellular systems. These cellular systems include several protocols and technologies such as AMPS, GSM, PCS, GPRS, 2.5G and 3G. Our base station antennas are now being deployed in some of the AT&T Wireless, Cingular and Qwest mobile phone carrier networks. New base station models are now being designed to meet other carrier mobile 2.5G and 3G requirements and other companies' fixed wireless high-speed internet systems as well.

     Mobile Antennas

     Our mobile antennas are unique yet flexible antenna systems that are used to increase the antenna gain and product performance for a variety of wireless devices. Typically, the product can be connected to a cellular phone or can be installed either directly in or on a computer or other device. We market two primary mobile antenna designs, the ARC Freedom Antenna(TM) and the "F" antenna. The ARC Freedom Antenna(TM) is a unique broadband, patent pending antenna designed to work with cellular phones and other mobile wireless devices in a frequency range of 800 MHz to 3 GHz. The "F" Antenna is designed mainly to work with laptop computers in the 800 MHz to 900 MHz frequency range. The main design parameter of our mobile antennas is flexibility, creating an antenna that will function in several wireless applications or installations without requiring modification of the fundamental design of the antenna. We market the mobile antenna systems along with our existing commercial wireless products to existing and new OEM customers.

     Conformal Antennas

     A conformal antenna is one that is constructed so that it conforms technically and physically to its product environment. We first introduced and patented the disguised decal conformal antenna. This product, introduced in 1989 originally only for conventional automobile cellular phones, has been expanded as an alternative to many conventional wire type antenna and has been expanded to be used for numerous mobile applications, including domestic and international cellular and law enforcement frequencies, passive repeaters, vehicle tracking and GPS. The antenna is approximately 3 1/2"x 3 1/2"x 1/10" and typically installs on the inside of the vehicle so that it is not detectable from the outside of the vehicle. Several derivative products of this antenna design have been developed for OEM, and other special applications. We are using our experience in these applications for the developing antennas for the Bluetooth(TM) wireless technology, which is setting standards for short-range connectivity between computers and their accessories.

     Global Positioning System (GPS) Antennas

     We have developed a proprietary, flat GPS antenna system that integrates with a GPS receiver. GPS receivers communicate with a constellation of globe-orbiting satellites that will identify longitude and latitude coordinates of a location. These satellite systems have been used for years by the military, civilian and commercial boats, planes, for surveying, recreational hikers, and more recently in vehicle tracking and asset management. Accurate to within several feet, there are several types of GPS systems, some of which are the size of a cellular phone and are very easy to use. We are currently marketing our GPS antenna products on an OEM basis for the purposes of fleet management, asset management and vehicle tracking systems.

     We have also developed a proprietary, patented, amplified GPS/Cellular combination antenna that integrates with a GPS receiver. We currently are selling this product to fleet and asset management companies on a worldwide basis. Conventional GPS antenna systems are mounted on the exterior of a vehicle or other asset, however our product can be mounted on the interior of an automobile or truck, protecting the antenna from weather, theft and vandalism.

     Flat Panel Antennas

     In 2001, we redesigned our legacy flat panel antenna designs to increase performance and reliability. Our flat panel antennas are flat antennas that typically incorporate a group of constituent antennas, all of which are equidistant from the center point. These types of antennas are used to receive and/or transmit data, voice and, in some cases, video from microwave transmitters or satellites. We have developed, patented and sold various versions of these antennas to private, commercial and governmental entities.

     Other Antennas

     We are pursuing new business opportunities for our conformal and phased array antennas by continuing to broaden and adapt existing technologies. We have designed and currently manufacture antennas varying in frequencies up to 6 GHz. These antennas use our newly developed antenna designs to provide inconspicuous installation. All of our antennas are designed to be manufactured using our proprietary design footprints. This allows us to better utilize our engineering, technical and production staff, as well as existing tools, dies and radomes for more than one product.

Principal Products Of Our Winncom Subsidiary

     Unlicensed Wireless Products

     Unlicensed wireless products use frequencies that require a license to manufacture but not a license to use. Winncom's primary products are the ISM (Industrial Scientific and Medical) license free products in the 2.4 GHz to 5.8 GHz frequency range for both 802.11b and 802.11a standards. Any business or consumer may use these frequencies as long as they do not interfere with other users. Winncom currently markets products manufactured by Avaya, Agere Systems, Alvarion (Formerly Breezecom), Intel and Proxim, all of which are leaders in the unlicensed communications hardware market. These products are used in high-speed (up to 1G/bps) wireless networking applications, including, among others, internet access, local and wide area networks (LAN/WAN), and industrial process automation and data acquisition.

     Licensed Wireless Products

     Licensed wireless products require a Federal Communications Commission ("FCC") license to operate on a specific frequency in a geographic area. Winncom distributes point-to-point microwave products. These microwaves are used to connect Wireless Internet Service Providers cell sites or enterprise multiple locations.

     Voice over Internet Protocol (VoIP)

     VoIP allows voice communications to be placed over standard Internet networks. This is critical for emerging Wireless Internet Service Providers so they can offer complete voice and data service to generate revenue to compete with DSL and Cable Modem service. Winncom has signed an agreement with SoftJoys Labs for exclusive distribution of SoftJoys' voice-over-IP (VoIP) products. The SoftJoys' VoIP product line provides very economical features for corporate, service providers and individual customers. SoftJoys' Labs software combined with wireless environment delivers complete communication solutions for users of mobile devices such as PDAs, WEB PADs and Tablet PCs.

     Antennas

     Winncom sells both customer premises and base station antenna solutions as well as a full range of antennas for point-to-point applications. Winncom offers panel, a variety of sectorized and omni directional (which include unique 13.5dbi horizontally polarized) and amplified CPE antennas for wireless Internet access.

     Accessories

     Winncom is a full service value-added distributor, specializing in the design and development of a host of accessories products. These products include the amplifiers 2.4 GHz-5.8 GHz and 2.4 GHz-3.5 GHz frequency converters, filters, power supplies, power cords, and environmental enclosures necessary for the installation and optimum performance of a wireless network. The 2.4 GHz to
5.8 GHz frequency converters designed by Winncom engineers, enhances the deployment of the readily available low-cost 2.4 GHz wireless WAN/ LAN equipment sold by Winncom. The main applications for this new solution include wireless Internet access, campus wireless LANs and wireless spectrum WANs. The frequency converter will provide additional transmission channels in the unlicensed spectrum resulting in a considerable increase in bandwidth capacity. It also promotes usage of the 5.8 GHz spectrum to supplement network performance where the 2.4 GHz spectrum is saturated. The product is sold both domestically and internationally.

     Network Infrastructure Product

     Winncom offers a complete line of high-performance data infrastructure and security products by AVAYA Inc.. The VPNet(R) virtual private network systems
(VPN) enable organizations of all sizes, from small business to large enterprises and managed data service providers, to securely connect remote users, branch offices, business partners, and customers, taking full advantage of the cost savings and productivity enhancing benefits of virtual private networks. The AVAYA multi-service Cajun(TM) switches are designed for the new generation of network architectures that cost-effectively integrate voice, video, and data on a single infrastructure, while providing reliability, ubiquity, and security to meet the challenges and dynamic requirements of the enterprise business environment from converged networks to e-business solutions.

     Other Products

     Winncom also sells Fujitsu pen based computers and laptops for wireless network applications such as government, medical, healthcare and education. Winncom assembles cable products that consist of copper, coaxial and fiber cables and lightning arrestors that are used in the installation, extension and protection of wireless end-to-end systems.

     Winncom continuously evaluates new products and pursues distribution alliances with manufacturers whose equipment complements Winncom's product offerings as well as the development of Winncom's proprietary products that include amplifiers, frequency converters, antennas, outdoor enclosures and RF accessories.

Principal Products Of Our Starworks Subsidiary

     Home Satellite Dish Self-Installation Kits

     The direct -to- home satellite dish industry has since its inception been characterized as a consumer industry with a plug and play product. Starworks has provided pre-packaged components to the satellite industry. These kits can support all of the current satellite dish home products such as Hughes Network Systems, Sony, Philips Magnavox, DirecTV and The Dish Network.

     Home Satellite Dish Professional Installation Kits

     To increase sales and customer satisfaction, the satellite programming industry currently offers professional installation with the purchase of a home satellite dish. Starworks is currently transforming its business to provide installers with components for satellite installation with the main marketing focus on cable related products such as cable jumpers and connectors.

Marketing And Distribution

     The Wireless Communications Products Division markets its commercial line of antennas directly to distributors, installers and retailers of antenna accessories. Current distribution consists of several domestic and international distributors, including several hundred active retail dealers. The Wireless Communications Products Division also markets our diversified proprietary designs to our existing and potential customers in the commercial, government and retail market places. Potential customers are identified through trade advertising, phone contacts, trade shows, and field visits. The Company provides individual catalog and specification brochures describing existing products. The same brochures are utilized to demonstrate our capabilities to develop related products for OEM and other commercial customers. Our web site, www.arcwireless.net, includes information about our products and background as well as financial and other shareholder-oriented information. The web site, among other things, is designed to encourage both existing and potential customers to view us as a potential source for diversified antenna solutions. Inquiries through the web site are pursued by our in-house and outside sales personnel. To help customers get answers quickly about our products, we have established a toll-free telephone number administered by our customer service personnel from 8:00 a.m. to 5:00 p.m. MT. All of our antenna products are currently made in the United States, which we consider to be a marketing advantage over most of our competitors. Many of our products are also marketed internationally. We currently have numerous international distributors marketing our products in several countries.

     Winncom is a value added distributor that supports distribution of products with internal sales, technical support, system design and feasibility studies, installation and training. Winncom's customer base comprises networking value added resellers ("VARs"), system integrators, ISPs, competitive local exchange carriers (CLECs) and incumbent local exchange carriers (ILECs). Winncom promotes and supports the one-stop-source philosophy for wireless data networking products and services. Consistent with our one-stop-source approach, Winncom markets and sells a number of its own products as well as private label products that fit into our marketing philosophy. We believe we have an advantage over the competition due to better product availability, in-house technical expertise and customer support and can assist with the implementation of most wireless network projects or applications.

     Winncom continuously expends marketing and advertising efforts through print media, trade shows and via the Internet. The main marketing focus is to expand the reseller base of customers, which are active in medical, healthcare, enterprise, government, education and industrial market segments. Winncom is also expanding its marketing efforts to sell service providers and O.E.M. markets. Additionally, Winncom continually expands its wireless certification training programs, including vendor-authorized certification for Value Added Resellers "VARs". Winncom provides wireless awareness seminars for system integrators and consultant/design firms. We also have alliances with our vendors that include road shows, authorization/certification programs, trade shows and advertising. Winncom's web site has complete E-commerce capability, enabling customers to order and pay for products online.

     Production

     The Wireless Communications Products Division currently produces most of the customized items that we use to manufacture our products excluding cable, connectors and other generic components. We believe that this control over the production process allows us to be more efficient and more responsive to customers, lowers the overall cost of production, and allows us to take advantage of more opportunities in the wireless communications market.

     Winncom offers a wide variety of high performance wireless system accessories including antennas, amplifiers, lightning arrestors, custom cable assemblies and environmental enclosures, as well as wireless access points, bridges, routers, client adapters, modems, T1/E1, and licensed microwave systems from leading manufacturers.

     Starworks produces all cable assemblies and installation kits internally. External purchases include bulk cable, coaxial connectors, and packaging materials.

     Research And Development

     Research and development (R&D) costs are charged to operations when incurred and are included in operating expenses. Except for salaries of engineering personnel involved in R&D, our R&D costs have not been material in 2001 and 2000. We spent approximately $205,000 and $198,000 on R&D in 2001 and 2000, respectively. Our R&D personnel develop products to meet specific customer, industry and market needs that we believe compete effectively against products distributed by other companies. Quality assurance programs are implemented into each development and manufacturing project, and we enforce strict quality requirements on components received from other manufacturing facilities.

     Employees

     At December 31, 2001, the Company had 92 full time employees including 47 in manufacturing and distribution, 12 in sales and customer support, 7 in engineering and product development, and 26 in management and administration. Our employees are not represented by any collective bargaining agreement and we have never experienced a work slowdown or strike.

     Competition

     The market for wireless network components is highly competitive, and our current and proposed products compete with products of larger companies that are better financed, have established markets, and maintain larger sales organizations and production capabilities. In marketing our products, we have encountered competition from other companies, both domestic and international. At the present time, our market share of the overall wireless network component market is small. Our products are designed to be unique and in some cases are patented. Our products normally compete with other products principally in the areas of price and performance. However, we believe that our products work as well as or better than competing products and usually sell for the same price or less. Additionally, we have demonstrated to our customers and potential customers that we are a more reliable source than some competitors and believe this is a distinct competitive advantage.

     Government Regulations

     We are subject to government regulation of our business operations in general, and the telecommunications industry also is subject to regulation by federal, state and local regulatory and governmental agencies. Under current laws and the regulations administered by the FCC, there are no federal requirements for licensing antennas that only receive (and do not transmit) signals. We believe that our antennas that are also used to transmit signals are in compliance with current laws and regulations. Current laws and regulations are subject to change and our operations may become subject to additional regulation by governmental authorities. We can be significantly impacted by a change in either statutes or rules.

     Patents

     The Company currently holds nine U.S. patents, which will remain valid until their individual specific expiration dates. Kevin O. Shoemaker, our former Chief Scientist, is the inventor of a patent valid through the year 2008, for micro strip antennas and multiple radiator array antennas. Mr. Shoemaker also is the inventor of a patent for a serpentine planar broadband antenna that expires in 2012. This is the design that we use for some of our conformal antennas, including the vehicular disguised decal antennas and related products. In addition, Mr. Shoemaker and Randall P. Marx, our Chief Executive Officer, are the inventors of a patent relating to the technique and design of the FREEDOM(TM) and WALLDO(TM) local TV, VHF/UHF antenna systems, which expires in 2016. Mr. Shoemaker and Mr. Marx are also inventors of a patent covering the process used to manufacture certain of our flat planar antennas, which expires in 2016. Mr. Shoemaker is the inventor of a patent, which expires in 2018, covering creating antennas from coaxial cable, Mr. Shoemaker and Mr. Marx are also the inventors of a patent for a conformal antenna for a satellite dish, which expires in 2017. Mr. Shoemaker and Mr. Marx each has agreed to permanently assign to the Company all rights to these patents.

     In addition, Dr. Mohamed Sanad, our former Principal Consulting Engineer, is the inventor of a patent that was designed for remote wireless monitoring, which will expire in 2019, and he is the inventor of a patent designed for remote wireless metering which will expire in 2020. He has agreed to permanently assign to us all of the rights to the patent and the pending patent.

     We have filed a provisional patent application with Steven C. Olson, our Chief Technology Officer, as the inventor. Mr. Olson has permanently assigned to the Company all patent and other rights in the products covered by this provisional patent application and all other products that have been and will be developed while employed by us.

     We have also filed a provisional patent application with Raymond L. Lovestead, one of our engineers, as the inventor. Mr. Lovestead has permanently assigned to the Company all patent and other rights in the products covered by this provisional patent application and all other products that have been and will be developed while employed by us. This antenna is designed for the new two-way MMDS technology.

     Furthermore, we have filed one provisional patent application with Dr. Donald A. Huebner, a Director and our former Chief Scientist. Dr. Huebner has permanently assigned to the Company all patent and other rights in the products covered by this provisional patent application and all other products that have been and will be developed while employed by us. We have also filed a provisional patent with Mr. Lovestead and Dr. Huebner as the inventors of the technology that we are using for our new ARC Freedom Antenna(TM).

     The former President of our subsidiary Starworks Wireless Inc., David E. McConnell, is the inventor of a patent for a Coaxial Cable Connector, which will expire in 2017, all rights to which are owned by the Company as a result of the acquisition of Starworks Technologies, Inc. on September 29, 2000.

     We seek to protect our proprietary products, information and technology through reliance on confidentiality provisions, and, when practical, the application of patent, trademark and copyright laws. We cannot assure that these applications will result in the issuance of patents, trademarks or copyrights of our products, information or technology.

Properties

     Our principal offices are located in Wheat Ridge, Colorado. We lease approximately 5,000 square feet of office space and 28,000 square feet of production space in Wheat Ridge, Colorado where we have our corporate offices and where we manufacture antennas. These leases expire on various dates from 2002 through 2003.

     In addition, we lease approximately 24,000 square feet of office and warehouse space at our Winncom facility in Solon, Ohio, where we sell and distribute component solutions for LAN/WAN communications systems. This lease expires in December 2005.

     We also leased approximately 21,000 square feet of office and production space at our Starworks facility in Atlanta, Georgia where we assembled and distributed self-installation kits for satellite dish systems. This lease expired in June 2002 and was not renewed.

     The Company believes that its current facility in Wheat Ridge, Colorado may not be adequate to meet its needs over the next several years and is exploring other alternatives. We anticipate that we would encounter little difficulty in locating alternative facilities to meet our planned growth in the next few years.

Legal Proceedings

     ARC Wireless acquired Starworks in September 2000 from David and Karen McConnell for $1.5 million in cash and 1,959,499 shares of the Company's restricted stock. In January 2001 in the Federal District Court in the Northern District of Georgia, the Company commenced litigation against Mr. and Mrs. McConnell and other parties claiming either for the transaction to be reversed or for the McConnell's to pay damages for their alleged misrepresentations regarding the sale of Starworks to us. The McConnell's also filed suit against the Company claiming damages from the Company for alleged misrepresentations by the Company. In December 2001, a settlement agreement was reached between the Company and the McConnell's whereby 1,459,499 shares of the Company's common stock paid to the McConnell's as part of the consideration was returned to the Company and the Company received an option to purchase the remaining 500,000 shares of common stock at $.15 per share. The Company exercised its option in January 2002 and purchased the remaining shares for $75,000. As a result of the 1,459,499 shares being returned to the Company, goodwill has been reduced by approximately $1.1 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Condition

     The net cash used in operating activities decreased from $1,537,000 for the six months ended June 30, 2001 to $520,000 for the six months ended June 30, 2002 primarily due to an increase in income from operations in 2002 of $502,000 as compared to a loss from operations in 2001 of $792,000. The increase in inventory in 2002 was largely attributable to increases in Winncom's inventory from $3.9 million at December 31, 2001 to $4.6 million at June 30, 2002. Accounts receivable have increased due to increases in receivables from vendors for special pricing discount and other purchase discounts, which typically are outstanding for 90 to 105 days. There was only a slight decrease in accounts payable in 2002 which was primarily due to improved efforts to increase inventory turns and the depletion of the BATC inventory purchased in August 2001 whose purchase was financed by a bank line of credit rather than trade accounts payable.

     The net cash used in investing activities of $76,000 for the six months ended June 30, 2002 and $69,000 for the six months ended June 30, 2001 is primarily the result of increases in patents and purchases of equipment.

     The net cash provided by financing activities of $359,000 for the six months ended June 30, 2002 is primarily the result of increases in net borrowings under lines of credit of $319,000 and net proceeds from a private placement of $121,000, offset by the purchase of treasury stock in the amount of $75,000 in connection with the McConnell litigation settlement. For the six months ended June 30, 2001 the net cash provided by financing activities of $1,343,000 is primarily the result of increases in net borrowings under lines of credit of $484,000 and net proceeds from a private placement of $862,000.

     The Company's working capital at June 30, 2002 was $3.7 million compared to $5.6 million at December 31, 2001. The decrease is the result of the classification of the bank line of credit in the amount of $2.9 million from long-term debt to current liabilities as it is due April 2003. Excluding this reclassification, working capital would have improved to $6.6 million as compared to $5.6 million at December 31, 2001.

     In conjunction with the acquisition of Winncom on May 24, 2000, the Company assumed a $1,500,000 revolving line of credit from a bank bearing an interest rate of prime plus 0.5% (5.5% at December 31, 2001 and at June 30, 2002). The line is collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets of Winncom. The credit line provides that Winncom is prohibited from guaranteeing any obligations of, or paying or advancing any distribution or other amount to ARC Wireless Solutions, Inc. or any of its subsidiaries. ARC is a general guarantor of this loan. On November 27, 2000 the line was increased to $3,000,000, of which $2,621,000 was outstanding at December 31, 2001, and $2,865,000 was outstanding at June 30, 2002. This agreement expires in April 2003, at which time all borrowings are due in full in the event the line is not renewed.

     In connection with the acquisition of the BATC Assets in August 2001, Winncom established a new line of credit in the amount of $1 million bearing an interest rate of prime plus 0.5% (5.5% at December 31, 2001 and at June 30, 2002). This line is also collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets of Winncom. ARC is a general corporate guarantor of this loan. As of December 31, 2001 and June 30, 2002, $925,000 and $1,000,000, respectively, was outstanding under this line of credit. This balance due under this letter of credit was due July 31, 2002. The Company is currently negotiating with the bank to convert this line of credit, currently due, to a long-term credit facility.

     In conjunction with the acquisition of Starworks Technology Inc. on September 29, 2000, the Company assumed a $1.5 million revolving bank loan, which was secured by accounts receivable and restricted cash maintained in a non-collection reserve account. The Company ceased assigning Starworks' accounts receivable to the bank in February 2001. There is no balance outstanding under the revolving bank loan at June 30, 2002 or December 31, 2001.

     The Company has recently been approved for a $500,000 lease line of credit. Under this agreement $229,000 of capital assets acquired from BATC in August 2001 will be subject to a sale leaseback in which the Company will receive proceeds of approximately $229,000. The remaining open balance on the lease line will be used to finance capital expenditures budgeted for the remainder of 2002.

     The Company closed the operations of Starworks in the Atlanta location on July 12, 2002. The expected closure costs were accrued as of December 31, 2001. With the closure of Starworks in Atlanta the Company expects to reduce monthly operating costs by approximately $16,000 to $20,000.

     Management believes that current working capital, available borrowings on existing bank lines of credit, proceeds from the sale and leaseback and from available borrowings on the new lease line of credit, the renegotiation of the $1 million line of credit that was due July 31, 2002, together with additional equity infusions that management believes will be available, will be sufficient to allow the Company to maintain its operations through December 31, 2002 and into the foreseeable future.

Results Of Operations

     Three Months Ended June 30, 2002 Compared To Three Months Ended June 30,
     2001

     Sales were approximately $8 million for both the three-month periods ended June 30, 2002 and 2001. Revenues from the Wireless Communications Products Division, increased from $739,000 for the quarter ended June 30, 2001 to $1,782,000 for the quarter ended June 30, 2002, primarily from revenues from base station antennas which were $730,000 for the quarter ended June 30, 2002 and $0 for the quarter ended June 30, 2001. The increase in the Wireless Communications Products Division revenues were offset by a decrease in Starworks revenues from $429,000 for the quarter ended June 30, 2001 to $91,000 for the quarter ended June 30, 2002 and a decrease in Winncom revenues from $6.8 million for the quarter ended June 30, 2001 to $6.1 million for the quarter ended June 30, 2002.

     Gross profit margins were 20.1% and 19.8% for the three-months ended June 30, 2002 and June 30, 2001, respectively. The slight increase in gross margin for the quarter ended June 30, 2002 vs. the quarter ended June 30, 2001 is primarily the result of the increase in revenues from the Wireless Communications Products Division, whose products have a higher margin than those of Winncom or Starworks. As a result of product mix Winncom's profit margins decreased from 17.8% for the quarter ended June 30, 2001 to 13.1% for the quarter ended June 30, 2002. When the Company purchased certain commercial assets of the wireless communications products line of BATC, which consisted of raw materials and finished goods inventory among other assets, these assets were purchased at a substantial discount from their fair market or replacement value. During the quarter ended June 30, 2002, the Wireless Communications Products Division benefited from the sale of portions of the inventory purchased from

BATC, and this benefit is reflected in higher gross margins. Depending on the product mix, the Company may realize additional benefit from the below-market cost of the BATC inventory in the future, but the benefit will diminish as the inventory is depleted and replaced with inventory purchased at current market prices. Based on the Company's estimates of current replacement costs for the BATC inventory included in cost of goods sold during the second quarter, the Company estimates that the benefit resulting from inventory purchased at below-market costs was between $50,000 and $100,000 for the quarter ended June 30, 2002. Because the BATC inventory was not purchased until August 21, 2001, no such benefit was recognized for the quarter ended June 30, 2001.

     Selling, general and administrative expenses (SG&A) increased slightly by $76,000 for the three months ended June 30, 2002 compared to the three months ended June 30, 2001. This increase in SG&A is primarily the result of the addition of management and staff as a result of the acquisition of certain commercial assets from BATC. SG&A as a percent of revenue increased from 17.2% for the three months ended June 30, 2001 to 18.2% for the three months ended June 30, 2002.

     In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. Consequently, there was no amortization of purchased intangibles for the quarter ended June 30, 2002 as compared to $248,000 in amortization of purchased intangibles for the quarter ended June 30, 2001. (See Note 7 on page F-8)

     Net interest expense was $53,000 for the three months ended June 30, 2002 and $59,000 for the three months ended June 30, 2001. The average balance outstanding on the lines of credit was higher by $1.6 million for the quarter ended June 30, 2002 as compared to the quarter ended June 30, 2001 but the interest rate was 5.25% for 2002 as compared to 9% for 2001. The line of credit balance was increased by $925,000 in September 2001 as the proceeds were used to finance the BATC assets acquisition.

     Included in other income for the three months ended June 30, 2002 is a gain from debt settlements of $48,000. There was no gain from debt settlements for the quarter ended June 30, 2001.

     The Company had net income for the three months ended June 30, 2002 of $141,000 compared to a net loss of $84,000 for the three months ended June 30, 2001 primarily due to three factors, 1) an increase in gross margin percent from 19.8% for the quarter ended June 30, 2001 to 20.1% for the quarter ended June 30, 2002, which resulted partially from the use of inventory at below-market cost and partially from increased sales of higher margin products, 2) the termination of amortization of goodwill effective January 1, 2002 which was $248,000 for the quarter ended June 30, 2001 and $0 for the quarter ended June 30, 2002 and 3) the gain from debt settlements of $48,000 recorded for the quarter ended June 30, 2002.

     Six Months Ended June 30, 2002 Compared To Six Months Ended June 30, 2001

     Sales were $15,957,000 and $16,067,000 for the six-month periods ended June 30, 2002 and 2001, respectively. The slight decrease, less than 1%, in revenues comparing the six months ended June 30, 2002 to the six months ended June 30, 2001 is attributable to a decrease in Starworks revenues from $841,000 for the six months ended June 30, 2001 to $284,000 for the six months ended June 30, 2002 and a decrease in Winncom revenues from approximately $14 million for the six months ended June 30, 2001 to approximately $12 million for the six months ended June 30, 2002, which decreases were substantially offset by the increase in revenues from the Wireless Communications Products Division, primarily revenues from base station antennas which were $2 million for the six months ended June 30, 2002 and $0 for the six months ended June 30, 2001.

     Gross profit margins were 21.3% and 18.0% for the six months ended June 30, 2002 and June 30, 2001, respectively. The increase in gross margin for the six months ended June 30, 2002 vs. the six months ended June 30, 2001 is primarily the result of the increase in revenues from the Wireless Communications Products Division, whose products have a higher margin than those of Winncom or Starworks. When the Company purchased certain commercial assets of the wireless communications products line of BATC, which consisted of raw materials and finished goods inventory among other assets, these assets were purchased at a substantial discount from their fair market or replacement value. During the six months ended June 30, 2002, the Wireless Communications Products Division benefited from the sale of portions of the inventory purchased from BATC and this benefit is reflected in higher gross margins. Depending on the product mix, the Company may realize additional benefit from the below-market cost of the BATC inventory in the future, but the benefit will diminish as the inventory is depleted and replaced with inventory purchased at current market prices. Based on the Company's estimates of current replacement costs for the BATC inventory included in cost of goods sold for the six months ended June 30, 2002, the Company estimates that the benefit resulting from inventory purchased at below-market costs was between $200,000 and $300,000 for the six months ended June 30, 2002. Because the BATC inventory was not purchased until August 21, 2001, no such benefit was recognized for the six months ended June 30, 2001.

     Selling, general and administrative expenses (SG&A) decreased by $283,000 for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. In addition, SG&A as a percent of revenue decreased from 19.8% for the six months ended June 30, 2001 to 18.2% for the six months ended June 30, 2002. The decrease in SG&A comparing 2002 to 2001 is primarily due to legal fees in connection with the Starworks' litigation and certain employee termination costs, which were incurred in 2001 but not in 2002. During the six months ended June 30, 2001, termination agreements were entered into with the former CEO of the Company and the former CFO of the Company. The former CEO received $63,000 of severance payments plus options to purchase 250,000 shares of the Company's common stock at an exercise price of $0.325 per share and the former CFO received $47,000 of severance payments plus options to purchase 350,000 shares of the Company's common stock at $0.26 per share. The Company recognized $232,000 of expense related to these termination agreements during the six months ended June 2001, including $122,000 of non-cash compensation related to the issuance of the options. This expense was partially offset by the elimination of $96,000 of accrued bonuses as part of the severance agreements. In addition, the six months ended June 30, 2001 included $283,000 in expenses related to impairment of assets, adjustments, litigation and other costs of the Kit Company acquisition.

     In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. Consequently, there was no amortization of purchased intangibles for the six months ended June 30, 2002 as compared to $498,000 in amortization of purchased intangibles for the six months ended June 30, 2001. (See Note 7 on page F-8)

     Net interest expense was $101,000 for the six months ended June 30, 2002 compared to $107,000 for the six months ended June 30, 2001. The average balance outstanding on the lines of credit was higher by $1.6 million for the quarter ended June 30, 2002 as compared to the quarter ended June 30, 2001 but the interest rate was 5.25% for 2002 as compared to 9% for 2001. The line of credit balance was increased by $925,000 in September 2001 as the proceeds were used to finance the BATC assets acquisition.

     Included in other income for the six months ended June 30, 2002 is a gain from debt settlements of $226,000. There was no gain from debt settlements for the six months ended June 30, 2001.

     The Company had net income for the six months ended June 30, 2002 of $605,000 compared to a net loss of $873,000 for the six months ended June 30, 2001 primarily due to four factors, 1) an increase in gross margin percent from 18% for the six months ended June 30, 2001 to 21.3% for the six months ended June 30, 2002, which resulted partially from the use of inventory at below-market cost and partially from increased sales of higher margin products,
2) a reduction in SG&A expenses relative to revenues from 19.8% in 2001 to 18.2% in 2002, 3) the termination of amortization of goodwill effective January 1, 2002 which was $498,000 for the six months ended June 30, 2001 and 4) gain from debt settlements of $226,000 recorded for the six months ended June 30, 2002.

     Fiscal Year Ended December 31, 2001 Compared To Fiscal Year Ended December 31, 2000

     The results of operations of the Company include the results of Winncom and Kit for all of 2001 being reported on, whereas the results of operations of the Company for 2000 include the results of Winncom for the period May 24, 2000 (date of acquisition) to December 31, 2000 only and the results of operations of Starworks from September 29, 2000 (date of acquisition) to December 31, 2000.

     Sales were $30.9 million and $18.5 million for the years ended December 31, 2001 and 2000, respectively. The primary reason for the increase in revenues comparing 2001 to 2000 is attributable to 1) the inclusion of the results of operations of Winncom and Starworks for all of 2001 compared to only part of the year for 2000, as noted in the previous paragraph, 2) Winncom's revenues were $15.3 million in 2000 compared to $25.9 million on 2001 and Starworks revenues were $.6 million in 2000 compared to $1.2 million in 2001, 3) an increase in revenues from the Wireless Communications Products Division from $2.6 million in 2000 to $3.9 million in 2001. The average monthly sales for Winncom were $2.16 million on both 2001 and 2000. The average monthly sales for Starworks decreased from $200,000 in 2000 to $100,000 in 2001 primarily due to the increase in free professional installation of satellite dishes from DirecTV and Dish Network in the second half of 2001. Sales for the Wireless Communications Products Division increased by 50% primarily due to the addition of the base station antennas as a result of the purchase of the wireless communications product line from BATC in August 2001 and the increase in sales of the Company's redesigned panel antenna systems. Sales of base station antennas were $1.5 million in 2001.

     Gross profit margins were 19.6% in 2001 and 15.4 % in 2000. The increase in gross margin for 2001 vs. 2000 is primarily the result of the increase in revenues from the Wireless Communications Products Division. Winncom's profit margin increased slightly from 16% in 2000 to 17% in 2001. Winncom represented approximately 83 % of consolidated sales in 2001 and 2000. Starworks sales represent only 4% of consolidated sales so their impact on the overall margin was minimal in 2001 and 2000.

     Selling, general and administrative (SG&A) expenses increased by $2.2 million or 52% from 2000 to 2001. SG&A as a % of revenues decreased to 20.7% in 2001 compared to 22.8% in 2000. Even though SG&A decreased as a percentage of revenues comparing 2001 to 2000 there were some expenditures in 2001 that resulted in a higher than expected SG&A. Included in SG&A in 2001 are $497,000 in legal and other professional fees associated with the McConnell litigation that was not settled until November 2001. Also during the quarter ended March 31, 2001, termination agreements were entered into with the former CEO and CFO of the Company. The former CEO received $63,000 of severance payments plus options to purchase 250,000 shares of the Company's common stock at an exercise price of $0.325 per share. The former CFO received $47,000 of severance payments plus options to purchase 350,000 shares of the Company's common stock at $0.26 per share. The Company also recognized $136,000 of expense related to these termination agreements during the quarter ended March 2001, including $122,000 of non-cash compensation related to the issuance of the options.

     In December 2001, the Company recorded a goodwill write-down of $1,257,000, which eliminated the remaining goodwill associated with the acquisition of Starworks in 2000. Goodwill was determined to be impaired because of the uncertainty of the current financial and operating condition of Starworks and the possibility that Starworks may be unable to generate future operating income in its legacy business without the transformation of Starworks into a conventional cable business. The goodwill write-down is included as a component of operating expenses for 2001.

     Amortization of purchased intangibles represents the amortization of goodwill and other specifically identifiable intangible assets recorded as part of the acquisition of Winncom and Starworks in 2000. The 2001 amount represents a full year of amortization of these intangibles whereas 2000 represents only a partial year amortization.

     The loss from operations was $2.6 million in 2001 and $1.9 million in 2000. If you exclude from the loss from operation in 2001 the goodwill impairment write-down and the amortization of intangibles, both non-cash expenses, the result would be an adjusted loss from operations of $334,000. The same exclusion in 2000 would result in an adjusted loss from operations of $1.4 million. The significant improvement of this adjusted loss from operations between 2001 and 2000 is the result of higher sales at greater margins and a reduction of other operating expenses as a % of revenue.

     Net interest expense was $241,000 in 2001 and $98,000 in 2000. The increase in interest expense of $143,000 from 2000 to 2001 is due to the fact that the results of operations for 2000 include Winncom's results of operations since the date of acquisition, which was May 24, 2000. Winncom's average line of credit balance outstanding was $1,028,000 in 2000 and $2,525,000 in 2001. The line of credit balance was increased by $925,000 in September 2001 as the proceeds were used to finance the BATC assets acquisition (see Note 4 to the Consolidated Financial Statements on page F-32). In addition, the average interest rate on bank borrowings was 7.8% in 2001 and 9.6% in 2000.

     The net loss for the year ended December 31, 2001 was $2.8 million compared to $1.8 million for 2000. The primary reason for the increase in the net loss from 2000 to 2001 was the non-cash goodwill impairment write-down of approximately $1.3 million in 2001 and an increase in amortization of purchased intangibles from $500,000 in 2000 to $1 million in 2001.

Critical Accounting Policies

     Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, inventories, intangible assets, income taxes and warranty obligations. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis, and by the Audit Committee at the end of each quarter prior to the public release of our financial results. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. The Company believes that the adoption of SFAS 142 will have a material effect on its financial position, results of operations and cash flows. At this time, the Company estimates that the effect of the adoption of Statement SFAS 142 will reduce operating expenses by approximately $836,000 as a result of reducing amortization of purchased intangibles. The adoption of Statement SFAS 141 is not expected to have any impact on the Company's financial position or cash flows.

     In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations"("SFAS"). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including
(1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

     In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

     Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective for fiscal years beginning May 15, 2002 or later that rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement Amends FASB Statement No. 4 and FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company does not expect the implementation of SFAS No. 145 to have a material impact on its financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The Company does not anticipate a significant impact on its results of operations from adopting this Statement.

                                   MANAGEMENT

     Our directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table. Each director has been elected to hold office until the next annual meeting of shareholders and thereafter until his successor is elected and has qualified. Additional information concerning each of these individuals follows the table.



            Name               Age               Position with ARC Wireless                Director Since
            ----               ---               --------------------------                --------------
   Randall P. Marx             50       Chief Executive Officer, Secretary, Director              1990
   Donald A. Huebner           56       Director                                                  1998
   Sigmund A. Balaban          60       Director                                                  1994
   Gregory E. Raskin           48       President, Director                                       2001
   Monty R. Lamirato           47       Chief Financial Officer                                    --
   Steve C. Olson              45       Chief Technology Officer                                   --
   Burton J. Calloway          57       Executive Vice President, Wireless
                                        Communications Products Division

     Randall P. Marx became our Chief Executive Officer in February 2001 and has served as Director since May 1990. Mr. Marx served as Chief Executive Officer from November 1991 until July 2000, as Treasurer from December 1994 until June 30, 2000 and as Director of Acquisitions from July 2000 until February 2001. From 1983 until 1989, Mr. Marx served as President of THT Lloyd's Inc., Lloyd's Electronics Corp. and Lloyd's Electronics Hong Kong Ltd., international consumer electronics companies. Lloyd's Electronics had domestic revenues of $100 million and international revenues of $30 million with over 400 employees worldwide. As CEO and President of THT Lloyd's Inc., a $10 million electronics holding company, Mr. Marx supervised the purchase of the Lloyd's Electronics business from Bacardi Corp. in 1986. As CEO and President of Lloyd's Electronics, Mr. Marx was directly responsible for all domestic and international operations including marketing, financing, product design and manufacturing with domestic offices in New Jersey and Los Angeles and international offices in Hong Kong, Tokyo and Taiwan.

     Sigmund A. Balaban has served as Director since December 1994. Mr. Balaban had served as Senior Vice President / Corporate Secretary, of Fujitsu General America, Inc. of Fairfield, New Jersey, from 2000 until July of 2001 when he retired. Mr. Balaban was Vice President, Credit of Teknika Electronics since 1986 and as Senior Vice President and General Manager of Teknika Electronics since 1992. In October 1995, Teknika Electronics changed its name to Fujitsu General America, Inc. Fujitsu General America, Inc. is a subsidiary of Fujitsu General, Ltd., a Japanese multiline manufacturer. Mr. Balaban currently is a consultant to Fujitsu General America, Inc.

     Gregory E. Raskin, President of the Company and Winncom, founded Winncom in 1995 and joined us coincident with the acquisition of Winncom in May 2000. Mr. Raskin was elected as a Director of the Company in February 2001. Previous to Winncom, he was founder and President of a company that introduced (and certified) Wireless LANs to former Soviet Block Countries. He holds MS degrees in Electrical Engineering and Control System Engineering.

     Monty R. Lamirato, has been Chief Financial Officer and Treasurer since June 2001. Prior to joining the Company Mr. Lamirato served as the VP Finance for GS2.Net, Inc, an application service provider, from November 2000 to May 2001 and from June 1999 to October 2000 was VP Finance for an e-commerce retailer. From November 1993 to June 1999 Mr. Lamirato was President and Shareholder of Monty R. Lamirato, PC, a business consulting firm. Mr. Lamirato has been a certified public accountant in the State of Colorado since 1978.

     Steven C. Olson, Prior to joining ARC Wireless, Mr. Olson was employed at Ball Aerospace for 14 years, including the past five years as Director of Engineering for Ball's Wireless Communications Products Division. In this capacity Mr. Olson led the development of new technologies, resulting in industry leading antenna solutions for the wireless communications market. Before the Ball Wireless Communications unit was formed, Mr. Olson developed Ball's high performance, low cost AirBASE(TM) antenna technology specifically for use in its future commercial wireless business. He received his Bachelors and Masters of Science degrees in Electrical Engineering from the University of Utah in 1984 and 1985, respectively.

     Donald A. Huebner was our Chief Scientist from July 2000 to January 2002 and a consulting engineer from January 2002 and has served as Director beginning in 1998. Mr. Huebner served as Department Staff Engineer with Lockheed Martin Astronautics in Denver, Colorado from 1986 to July 2000. In this capacity, Dr. Huebner served as technical consultant for phased array and spacecraft antennas as well as other areas concerning antennas and communications. Prior to joining Lockheed Martin, Dr. Huebner served in various capacities with Ball Communication Systems and Hughes Aircraft Company. Dr. Huebner also served as a part-time faculty member in the electrical engineering departments at the University of Colorado at Boulder, California State University at Northridge, and University of California, Los Angeles ("UCLA"). Dr. Huebner also served as consultant to various companies, including as a consultant to the Company from 1990 to the present. Dr. Huebner received his Bachelor of Science in Electrical Engineering from UCLA in 1966 and his Masters of Science in Electrical Engineering from UCLA in 1968. Dr. Huebner received his Ph.D. from UCLA in 1972 and a Masters in Telecommunications from the University of Denver in 1996. Dr. Huebner is a member of a number of professional societies, including the Antennas And Propagation Society and Microwave Theory And Technique Society of the Institute of Electrical and Electronic Engineers.

     Burton J. Calloway is the Executive Vice President of our Wireless Communications Products Division. Prior to joining ARC Wireless, Mr. Calloway was Regional Sales Manager for Ericsson from 1984 to 1992. From 1992 to 1994 he was Vice President of Sales for Cintech Telemanagement and from 1995 to 1999 he was Director of Business Development for Ericsson and from August, 1999 to March, 2000 he was Vice President of Marketing and Sales for Teletron, Inc.



                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth in summary form the compensation of our current and past Chief Executive Officer and each other executive officer who received total salary and bonus exceeding $100,000 during any of the three successive fiscal years ending December 31, 2001 (the "Named Executive Officers").



                                                                                         Long Term Compensation
                                                                            --------------------------------------------------
                                           Annual Compensation                       Awards                   Payouts
                               --------------------------------------------          ------                   -------

                                                                            Restricted
                                                             Other Annual      Stock                   LTIP      All Other
                               Fiscal    Salary     Bonus    Compensation     Awards      Options    Payouts    Compensation
Name and Principal Position     Year     ($)(1)    ($)(2)       ($)(3)          ($)         (#)       ($)(4)         ($)(5)
------------------------------ -------- --------- ---------- -------------- ------------ ----------- --------- ---------------

Glenn A. Befort                2001       99,000          0              0            0           0         0               0
Former Chief Executive
Officer; Treasurer; and        2000      123,000     76,000              0            0   8,400,000         0               0
Director(6)

Randall P. Marx                2001      175,000          0              0            0           0         0               0
Chief Executive Officer;
Secretary; and Director        2000      115,000          0              0            0           0         0               0

                               1999      115,000          0              0            0           0         0               0

Gregory E. Raskin              2001      250,000          0              0            0           0         0               0
President, Winncom; and
Director                       2000      148,000    125,000              0            0     250,000         0               0

Burton Calloway                2001      106,000          0              0            0     200,000         0               0
Executive Vice President(7)
                               2000       55,000          0              0            0     150,000         0               0


(1) The dollar value of base salary (cash and non-cash) earned during the year indicated.

(2) The dollar value of bonus (cash and non-cash) earned during the year indicated.

(3) During the period covered by the Summary Compensation Table, we did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) We do not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1997 Stock Option And Compensation Plan.

(5) All other compensation received that we could not properly report in any other column of the Summary Compensation Table including our annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by, or on behalf of, us.

(6)  Mr. Befort served in these capacities from July 2000 until February 2001.

(7) Mr. Calloway is Executive Vice President of the Wireless Communications Products Division

Option Grants In Last Fiscal Year

     The following table provides certain summary information concerning individual grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2001 under the Company's incentive plans. Except as set forth in the table below, during fiscal year 2001, the Company did not grant any stock options under the Company's Incentive Plans to any of the Named Executive Officers.



                                             Option Grants In Last Fiscal Year

----------------------- -------------- -------------- ----------- --------------- ----------------------------
                          Number of     % of Total                                Potential Realizable Value
                         Securities       Options                                   at Assumed Annual Rates
                         Underlying     Granted to    Exercise                    of Stock Price Appreciateion
                           Options     Employees in   Price         Expiration           for Option Term
        Name            Granted (#)    Fiscal Year   ($/Share)        Date              5%           10%
----------------------- -------------- -------------- ----------- --------------- -------------  -------------
Randall P. Marx                     0              0         N/A             N/A            N/A           N/A
----------------------- -------------- -------------- ----------- --------------- -------------- -------------
Gregory E. Raskin                   0              0         N/A             N/A            N/A           N/A
----------------------- -------------- -------------- ----------- --------------- -------------- -------------
Burton Calloway               200,000          12.8%       $ .33         5/30/03        $73,000       $80,000
----------------------- -------------- -------------- ----------- --------------- -------------- -------------

Aggregated Option Exercises And Fiscal Year-End Option Value Table

     The following table provides certain summary information concerning stock option exercises during the fiscal year ended December 31, 2001 by the Named
Executive Officers and the value of unexercised stock options held by the Named
Executive Officers as of December 31, 2001.

                                       25



                           Aggregated Option Exercises
                     For Fiscal Year Ended December 31, 2001
                          And Year-End Option Values(1)

--------------------- -------------- ---------------------- --------------------------- ----------------------------

                                                               Number of Securities        Value of Unexercised
                                                              Underlying Unexercised             In-the-
                                                             Options at Fiscal Year-         Money Options at
                                                                    End (#)(4)            Fiscal Year-End ($)(5)
--------------------- -------------- ---------------------- --------------------------- ----------------------------
                      Shares
                      Acquired on
        Name          Exercise(2)    Value Realized ($)(3)  Exercisable  Unexercisable  Exercisable  Unexercisable
        ----          -----------    ---------------------  -----------  -------------  -----------  -------------
--------------------- -------------- ---------------------- ------------ -------------- ------------ ---------------

Randall P. Marx                   0                      0            0              0            0               0
--------------------- -------------- ---------------------- ------------ -------------- ------------ ---------------

Gregory E. Raskin                 0                      0      250,000              0            0               0
--------------------- -------------- ---------------------- ------------ -------------- ------------ ---------------

Burton Calloway                   0                      0      350,000              0            0               0
--------------------- -------------- ---------------------- ------------ -------------- ------------ ---------------

(1)  No stock appreciation rights are held by any of the Named Executive
     Officers.

(2) The number of shares received upon exercise of options during the year ended December 31, 2001.

(3) With respect to options exercised during the year ended December 31, 2001, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(4) The total number of unexercised options held as of December 31, 2001, separated between those options that were exercisable and those options that were not exercisable on that date.

(5) For all unexercised options held as of December 31, 2001, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. These values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on December 31, 2001. As required, the price used to calculate these figures was the closing sale price of the common stock at year's end, which was $0.18 per share on December 31, 2001.

Employee Retirement Plans, Long-Term Incentive Plans, And Pension Plans

     Other than our stock option and 401(k) plan, we have no employee retirement plan, pension plan, or long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

1997 Stock Option And Compensation Plan

     In November 1997, the Board of Directors approved our 1997 Stock Option And Compensation Plan (the "Plan"). Pursuant to the Plan, we may grant options to purchase an aggregate of 5,000,000 shares of our common stock to key employees, directors, and other persons who have or are contributing to our success. The options granted pursuant to the Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The Plan is administered by an option committee that determines the terms of the options subject to the requirements of the Plan, except that the option committee shall not administer the Plan with respect to automatic grants of options to our directors who are not our employees. The option committee may be the entire Board or a committee of the Board.

     Through May 24, 2000, directors who were not also our employees ("Outside Directors") automatically received options to purchase 250,000 shares pursuant to the Plan at the time of their election as an Outside Director. These options held by Outside Directors were not exercisable at the time of grant. Options to purchase 50,000 shares became exercisable for each meeting of the Board of Directors attended by each Outside Director on or after the date of grant of the options to that Outside Director, but in no event earlier than six months following the date of grant. The exercise price for options granted to Outside Directors was equal to the closing price per share of our common stock on the date of grant. All options granted to Outside Directors expired five years after the date of grant. On the date that all of an Outside Director's options became exercisable, options to purchase an additional 250,000 shares, which were exercisable no earlier than six months from the date of grant, were automatically granted to that Outside Director. On May 24, 2000, the Board of Directors voted to (1) decrease the amount of options automatically granted to Outside Directors from 250,000 to 25,000 options, and (2) decrease the amount of exercisable options from 50,000 to 5,000 per meeting. The term of the outside Director option granted in the future was lowered from five years to two years. The other terms of the Outside Director options did not change. On July 5, 2002, the Board of Directors voted to (1) increase the amount of options automatically granted to Outside Directors from 25,000 to 125,000 options, and (2) increase the amount of exercisable options from 5,000 to 25,000 per meeting. The other terms of the Outside Director options did not change.

     The Company granted a total of 275,000 options to Outside Directors under the Plan during 2000, at exercise prices from $0.89 to $1.01 per share, and 25,000 options to outside directors under the Plan during 2001 at an exercise price of $.35 per share.

     As of June 30, 2002, there were 635,000 exercisable options outstanding related to the grants to Outside Directors. Mr. Donald Huebner's employment terminated on January 31, 2002 and as such all of his options are disclosed as Outside Directors options.

     In addition to Outside Directors grants, the Board of Directors may grant incentive options to our key employees pursuant to the Plan. In 2001, the Board granted a total of 1,560,000 options under the Plan to employees at prices ranging form $.21 to $.58. In 2000, the Board granted a total of 11,870,000 options to employees, of which 2,001,000 were granted under the Plan, at prices from $0.63 to $1.7187, and the Board granted 600,000 options to employees under the Plan in 1999, at $0.06 per share. Subsequent to December 31, 2000, the Company canceled a total of 9,900,000 options that were granted in 2000, including 676,000 granted under the Plan, and replaced them with 600,000 new options outside of the Plan at a price equal to the closing price per share on the dates of their respective departures, in conjunction with the contract eliminations of the former CEO and CFO (see below "Employment Contracts And Termination of Employment And Change-in-Control Arrangements" and the "Subsequent Events" footnote to the financial statements). As of June 30, 2002, there were, 1,610,000 exercisable options outstanding related to grants to employees, all of which were granted under the Plan.

     In connection with his separation from the Company, Glenn A. Befort was granted options to purchase 250,000 shares for $0.325 per share until February 21, 2004. See below, "Employment Contracts And Termination Of Employment And Change-In-Control Arrangements".

     As of June 30, 2002, there were 2,840,555 options to purchase shares of common stock outstanding under the Plan and 635,084 shares or options to purchase shares of common stock were available to be granted under the Plan.

Compensation Of Outside Directors

     Standard Arrangements. Outside Directors are paid $250 for each meeting of the Board of Directors that they attend. For meetings in excess of four meetings per year, Outside Directors receive $50 per meeting. Pursuant to the terms of the 1997 Stock Option and Compensation Plan, Outside Directors may elect to receive payment of the meeting fee in the form of our restricted common stock at a rate per share equal to the fair market value of the common stock on the date of the meeting by informing our Secretary, Chief Executive Officer or President of that election on or before the date of the meeting. Directors are also reimbursed for expenses incurred in attending meetings and for other expenses incurred on our behalf. In addition, each Outside Director receives options to purchase shares of common stock (for details see the "1997 Stock Option And Compensation Plan" section above).

     Outside Directors vested 325,000 stock options during fiscal year ended December 31, 2000, and earned $3,400 in meeting attendance fees. During the fiscal year ended December 31, 2001, Outside Directors vested 65,000 stock options and earned $2,250 in meeting attendance fees.

     Other Arrangements. During each of the years ended December 31, 2001 and 2000, no compensation was paid to our Outside Directors other than pursuant to the standard compensation arrangements described in the previous section.

Employment Contracts And Termination Of Employment And Change-In-Control Arrangements

     We entered into a written employment agreement with Randall P. Marx on October 1, 1998 with an effective date of September 1, 1998. Mr. Marx is the beneficial owner of 5.5 percent of our stock or 8,381,128 shares. The agreement was for a period of two years with an annual salary of $115,000. Mr. Marx was also eligible for a bonus of five percent of the income from our operations per fiscal year for each fiscal year during the term. No bonus was earned in either year. As a part of this agreement, Mr. Marx agreed to not compete with us for a period of two years following his termination as our employee. Effective, January 8, 2001, Mr. Marx entered into a one-year employment agreement with total annual compensation of $175,000. Effective February 12, 2001, Mr. Marx replaced Glenn A. Befort as Chief Executive Officer of the Company. We entered into a new employment agreement with Mr. Marx effective January 2, 2002, which terminates on January 2, 2004. Mr. Marx is to receive a salary of $195,000 per year during the term of the agreement and is eligible to receive a bonus of $50,000 for the year ending December 31, 2002 if the Company achieves revenues of at least $23,000,000 and earnings before interest, taxes, depreciation, and amortization ("EBITDA") of at least $250,000 for that year. Mr. Marx is eligible to receive another bonus of $50,000 if the Company achieves revenues of at least $29,000,000 and EBIDTA of at least $500,000 for the year ending December 31, 2003.

     We entered into a written employment agreement with Gregory E. Raskin, President of our Winncom subsidiary, effective May 24, 2000. Mr. Raskin is the beneficial owner of 2.4 percent of our stock or 4,319,162 shares. That employment agreement covered the period May 24, 2000 through May 31, 2002, at an annual base salary of $250,000. Mr. Raskin also was eligible to earn bonuses of up to $500,000 over the term of the agreement, based on Winncom's periodic attainment of certain revenues and earnings objectives. Mr. Raskin earned his maximum bonus of $125,000 in 2000. No bonus was earned in 2001. Mr. Raskin also received options to purchase 250,000 shares of our common stock at a price of $0.89 per share from December 19, 2000 through May 24, 2002. We entered into a new employment agreement with Mr. Raskin effective as of June 1, 2002 with a term of two and one-half years. Pursuant to the new agreement, Mr. Raskin is to receive a salary of $300,000 per year. Mr. Raskin is eligible to receive bonuses for each of the years ending December 31, 2002, 2003 and 2004 of between $50,000 and $300,000 depending upon the Company's revenues and EBIDTA for those periods.

     We entered into a written employment agreement with Burton J Calloway, Executive Vice President of the Wireless Communications Products Division, effective May 30, 2000. The employment agreement is for the period May 30, 2000 through May 29, 2003, at an annual base salary of $100,000. The base salary was adjusted to $115,000 effective October 1, 2001. Mr. Calloway also is eligible to earn bonuses of 3% of net profits over $180,000 of the Wireless Communications Products Division over the term of the agreement. A nominal bonus was earned for 2001. Mr. Calloway also received options to purchase 150,000 shares of our common stock at a price of $1.01 on May 30, 2000 and was granted options to purchase 200,000 on May 30, 2001 at a price of $.33 per share and options to purchase an additional 200,000 shares on May 30, 2002 at a price of $.145 per share.

     We entered into a written employment agreement with Monty R. Lamirato, our Chief Financial Officer and Treasurer, effective June 22, 2001. The employment agreement is for the period June 22, 2001 through June 30, 2004, at an annual base salary of $111,000. Mr. Lamirato also is eligible to earn bonuses of $35,000 or 3% of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), whichever is greater, over the term of the agreement. No bonus was earned for 2001. Mr. Lamirato also received options to purchase 175,000 shares of our common stock at a price of $0.33 per share from June 22, 2001 through June 30, 2004.

     We entered into a written employment agreement with Steven C. Olson, our Chief Technology Officer, effective August 13, 2001. The employment agreement is for the period August 13, 2001 through August 13, 2004 at an annual base salary of $155,000. Mr. Olson also is eligible to earn bonuses, upon achieving certain gross margin objectives, over the term of the agreement. No bonus was earned for 2001. Mr. Olson also received options to purchase 500,000 shares of our common stock at a price of $0.27 per share from August 13, 2001 through August 13, 2004.

     We entered into a written employment agreement with Glenn A. Befort, our former Chief Executive Officer and Treasurer as of July 1, 2000. The agreement provided for a term of three years with an annual salary rate of $250,000 and a guaranteed bonus of $75,000 for the year 2000. Mr. Befort was eligible for a bonus in an amount equal to the greater of $150,000 or five percent of EBIDTA for each fiscal year ending in the year 2001 and beyond, if our EBIDTA for the applicable fiscal year is at least $1.00. Mr. Befort was granted options to purchase not more than 8,400,000 shares of our common stock at an exercise price equal to the weighted average trading price of the common stock on July 3, 2000 and with all his options expiring on July 3, 2005, and with all the options subject to the following terms:

     o 2,800,000 of the options were to become exercisable on July 3, 2001, if Mr. Befort remained employed by us on that date;

     o 2,800,000 of the options were to become exercisable on July 3, 2002, if Mr. Befort remained employed by us on that date;

     o 2,800,000 of the options were to become exercisable on July 3, 2003, if Mr. Befort remained employed by us on that date; and

     o The options were, to the maximum extent permissible by the Internal Revenue Code (the "Code"), considered Incentive Stock Options as that term is interpreted in the Code.

     On February 9, 2001, we entered into a separation agreement and release with Mr. Befort under which it was mutually agreed to terminate Befort's employment effective February 21, 2001 (the "Termination Date"). Mr. Befort agreed to resign from his positions as an officer and director of the Company and, as applicable, from the Company's subsidiaries and affiliates in exchange for the following compensation, benefits and options, which replaced the compensation, benefits and options provided in Mr. Befort's employment agreement described above:

     o Payment, for 90 days after the Termination Date, of the same salary that we have been paying him under the Befort Agreement, with payments being made on our usual payroll dates. No additional compensation for vacation and sick days will accrue or be payable to Mr. Befort during the 90-day period; and

     o Issuance of options (the "Severance Options") to purchase 250,000 shares of our restricted common stock for a period of three years commencing on the Termination Date at an exercise price of $0.325 per share.

     We entered into a written employment agreement with David McConnell, former President of our subsidiary, Starworks, effective October 1, 2000. The employment agreement was originally for the period October 1, 2000 through October 1, 2003, at an annual base salary of $150,000. Mr. McConnell also was eligible to earn bonuses of up to $100,000 over the term of the agreement, based on certain sales of the LTVA Antenna System Model 3000/6000. Mr. McConnell's agreement was terminated as of February 12, 2001 as described above in "Item 3. Legal Proceedings".

     We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment with us or from a change-in-control or a change in an executive officer's responsibilities following a change-in-control, except that the Plan provides for vesting of all outstanding options in the event of the occurrence of a change-in-control.

                         BENEFICIAL OWNERS OF SECURITIES

     The following table summarizes certain information as of June 30, 2002 with respect to the beneficial ownership of our common stock by each director, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock:


   Name and Address                      Number of Shares             Percent of
   of Beneficial Owner                  Beneficially Owned(1)            Class
   -------------------                  ---------------------            -----

   Randall P. Marx                            8,381,128(2)              5.47%
   ARC Wireless Solutions, Inc.
   4860 Robb Street, Suite 101
   Wheat Ridge, CO  80033

   Sigmund A. Balaban                        1,552,150 (3)               1%
   10 Grecian Street
   Parsippany, NJ  07054

   Donald A. Huebner                           576,884 (4)                *
   ARC Wireless Solutions, Inc.
   4860 Robb Street, Suite 101
   Wheat Ridge, CO  80033

   Name and Address                      Number of Shares             Percent of
   of Beneficial Owner                  Beneficially Owned(1)            Class
   -------------------                  ---------------------            -----
   Gregory E. Raskin                         4,069,162 (5)              2.65%
   ARC Wireless Solutions, Inc.
   4860 Robb Street, Suite 101
   Wheat Ridge, CO  80033

   Monty R. Lamirato                            175,000(6)                *
   ARC Wireless Solutions, Inc.
   4860 Robb Street, Suite 101
   Wheat Ridge, CO  80033

   Burton Calloway                             400,000 (7)                *
   ARC Wireless Solutions, Inc.
   4860 Robb Street, Suite 101
   Wheat Ridge, CO  80033

   Barry Nathanson                              11,798,559              7.7%
   6 Shore Cliff Place
   Great Neck, NY  11023

   Hudson River Investments, Inc.              12,718,225               8.3%
   C/O Nemazee Capital Corp.
   720 Fifth Avenue
   New York, NY 10019

   Evansville Limited                           10,117,860              6.6%
   c/o Quadrant Management Inc.
   720 Fifth Avenue, 9th Floor
   New York, NY  10019

   All officers and directors            15,154,324 (2)(3)(4)(5)(6)     9.9%
   as a group (six
   persons)

------------------

* Less than one percent.

(1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (1) voting power, which includes the power to vote or to direct the voting, or (2) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes 8,312,665 shares directly held by Mr. Marx, 40,000 shares held by his spouse's IRA and 28,463 shares owned beneficially through a 50% ownership of an LLC. This does not include 900,000 shares owned plus warrants to purchase 150,000 shares at $1.00 per share owned by the Harold and Theora Marx Living Trust, of which Mr. Marx's parents are trustees, as Mr. Marx disclaims beneficial ownership of these shares. This also does not include 155,000 shares owned by Warren E. Spencer Living Trust, of which Mr. Marx's mother-in-law is trustee, as Mr. Marx disclaims beneficial ownership of these shares.

(3) Includes 1,414,721 shares directly held by Mr. Balaban; and Outside Director options granted under the 1997 Stock Option and Compensation Plan to purchase 100,000 shares at $0.15 per share until September 8, 2004, all of which are currently exercisable, and to purchase 25,000 shares at $0.35 per share until May 28, 2003, all of which are currently exercisable, and to purchase 25,000 shares at $.17 until May 14, 2002, of which 5,000 are currently exercisable.

(4) Includes 69,500 shares directly held by Dr. Huebner; Outside Director options granted under the 1997 Stock Option and Compensation Plan to purchase 250,000 shares at $0.085 per share until May 15, 2003, 250,000 shares at $0.06 per share until May 10, 2004, and 25,000 shares at $0.17 per share until May 15, 2004, 5,000 of which are currently exercisable.

(5) Includes 3,898,389 shares directly held by Mr. Raskin, 170,773 shares beneficially owned by a partnership in which Mr. Raskin is a partner.

(6) Consists of options to purchase 175,000 shares at $.33 per share until June 22, 2004, granted under the 1997 Stock Option and Compensation Plan all of which are currently exercisable.

(7)  Consists of options to purchase 400,000 shares at prices ranging from $
     0.145 to $0.33 per share until May 30, 2004 granted under the 1997 Stock Option and Compensation Plan all of which are currently exercisable.

                            DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital consists of 250,000,000 shares of $.0005 par value common stock. We had 153,552,274 shares of common stock issued and outstanding as of June 30, 2002, which were held by 411 shareholders of record.

     Each share is entitled to share equally with each other shares in dividends from sources legally available therefore, when, as, and if declared by the Board Of Directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of shares of our common stock. Each holder of shares of our common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of our shares have no preemptive rights, redemption rights or rights of conversion with respect to our shares. All outstanding shares issued will be fully paid and nonassessable by us. The Board Of Directors is authorized to issue additional shares within the limits authorized by our Articles Of Incorporation and without shareholder action.

     All shares have equal voting rights and voting rights are not cumulative. The holders of more than 50 percent of our shares could, therefore, if they chose to do so, elect all our directors.

     Upon our liquidation, dissolution or winding up, our assets, after satisfaction of all liabilities, will be distributed pro rata to the holders of the shares.

     We have not paid any cash dividends since our inception.

     We have reserved a sufficient number of shares for issuance upon the exercise of options under our Plan.

Warrants And Options

     In October 2000, we completed the sale of 15,000,000 units of common stock and warrants to purchase common stock pursuant to a private placement at a price of $.50 per unit. The units were sold to a total of 21 investors who were all accredited investors pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act. Each unit consisted of one share of common stock and one immediately exercisable warrant to purchase one share of common stock at an exercise price of $1.50 per share of common stock. The warrants expire the earlier to occur of (i) one year after the date that a registration statement concerning the transfer of the shares of common stock included in the units and the shares of common stock issuable upon exercise of the warrants is declared effective by the Securities And Exchange Commission, and (ii) five years after the issuance of the warrants. We were obligated to file the registration statement within 10 business days after filing our Annual Report on Form 10-KSB for the year ended December 31, 2001 with the SEC. At any time that the registration statement is effective, we may, upon 30-days' notice to the holders of the warrants, repurchase the warrants for $.01 per warrant at any time after the weighted average trading price for the common stock has been at least $1.75 for 20 of the 30 consecutive business days preceding the date of the notice of repurchase. We received gross cash proceeds of $7.4 million and related offering expenses were $14,000. There were no fees or commissions paid to brokers or underwriters or placement agents in conjunction with this placement.

     In August 2001, we completed the sale of 5,000,000 shares of common stock pursuant to a private placement at a price of $.20 per share. The shares were sold to a total of nine investors who were all accredited investors pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act.

     In July 2001, the Company offered each Unit Investor the opportunity to either (1) exchange each three Warrants for one share of Common Stock ("Alternative A"), or (2) reduce the exercise price of each Warrant from $1.50 per share to $1.00 per share upon the Unit Investor's agreement to reduce the price associated with the Company's 30-day notice of redemption from $1.75 to $1.50 ("Alternative B"); provided, however, that if the Unit Investor determined to participate in either Alternative A or B, the Unit Investor was required to waive the Company's obligation to register the Unit Investor's sale or other transfer of the Registrable Securities (the "Registration Obligation").

     Each Unit Investor electing Alternative A also was required to enter into a Restricted Sales Agreement (the "Restricted Sales Agreement") that includes the following restrictions with respect to the sale of all shares of Common Stock owned by the Unit Investor, except for any shares purchased subsequent to March 31, 2001:

     o On any trading day during the one-year period beginning on the day Alternative A goes into effect (which was August 9, 2001), the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share, as defined below, for that Unit Investor, of (i) 15 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares; and

     o On any trading day during the one-year period between the first and second anniversaries of the effective date of Alternative A, the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share for that Unit Investor of (i) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 25 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares.

     The number of shares of Common Stock that the Unit Investor may sell shall not be increased as a result of any failure by the Unit Investor to sell the maximum number of Unit Investor Shares permissible at a prior time.

     For purposes of Alternative A, the "Pro Rata Share" of any Unit Investor means the percentage obtained by dividing (1) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (2) the aggregate total number of Units purchased by all investors in the Year 2000 Placement who agree to the sales restrictions described above (the "Contracting Unit Investors"). Notwithstanding the foregoing, if the aggregate number of Units purchased in the Year 2000 Placement by the Contracting Unit Investors is less than 90 percent of the total number of Units purchased in the Year 2000 Placement by all investors in the Year 2000 Placement, then "Pro Rata Share" shall instead mean the percentage obtained by dividing (X) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (Z) 90 percent of the aggregate number of Units purchased by all investors in the Year 2000 Placement.

     As of December 31, 2001 holders representing an aggregate of 13,062,000 Units had agreed to participate in Alternative A and were issued 4,354,000 shares of common stock and holders representing an aggregate of 1,148,000 Units had agreed to participate in Alternative B.

     Also, in the private placement completed in January 2000, investors received 22,000,000 common stock purchase warrants to purchase, at an exercise price of $.175 per share, one share of common stock. All these warrants subsequently were exercised.

     In addition, effective February 16, 1999, an agreement was entered into with one of our distributors whereby the distributor advanced us $200,000 at an interest rate of 12 percent until March 1, 2000, and at 14 percent thereafter until paid in full, and we granted the distributor options to purchase 500,000 shares of stock at a price of $.03 per share. We repaid the distributor in full on January 31, 2000. The distributor subsequently exercised all of these options.

Transfer Agent And Registrar

     Our transfer agent and registrar is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, telephone number (303) 262-0600.

                      INACTIVE TRADING OF THE COMMON STOCK

     Although our shares are publicly held, there currently is not an active trading market. To the extent that there is trading in our shares, of which there is no assurance, the shares trade in the over-the-counter market and are quoted on the OTC Bulletin Board. The shares are not quoted on the Nasdaq system or any exchange. The closing quotes for the shares on September 27, 2002 were $.105 bid and $.13 asked. It should be assumed that even with this OTC Bulletin Board quote, there is an extremely limited trading market - and very little liquidity - for our shares.

                SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

     We are registering the transfer by the selling security holders of up to 1,034,545 shares of common stock. These shares consist of the following:

     o    894,545 shares of common stock; and
     o 140,000 shares of common stock that may be issued upon the exercise of warrants.

     The selling security holders may transfer the common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling shareholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. This prospectus may be used by the selling shareholders to transfer shares of the common stock to affiliates of the selling shareholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. We will receive no proceeds from the sale of common stock by the selling security holders.

     It is anticipated that the selling security holders will offer the shares in direct sales to private persons and in open market transactions. The selling security holders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling security holders. The selling security holders informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in such capacity.

     The following table sets forth the name of the selling security holders, the number of shares of common stock (including the number of shares of common stock underlying the warrants and options) owned by the selling security holders before this offering, the number of shares of common stock to be sold by the selling security holders, and the number and percentage of shares of common stock owned after this offering. None of the selling security holders has held any position or office, or had any marital relationship with our officers or directors in the past three years except as noted below.


---------------------------------------- ------------------ -------------------- ------------------ ------------------

                                         Number Of Shares
                                          Of Common Stock        Number of       Number of Shares     Percentage Of
                                           Owned Before           Shares            Owned After       Shares Owned
                 Name                       Offering(1)           Offered           Offering(2)      After Offering
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Francis B. Barron                          300,000(3)              100,000(3)         200,000               *
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Michael F. Barron                           40,000(4)               40,000(4)               0               *
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Mark Blyumin                               554,545                 454,545            100,000
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Olga Filippova                             217,790                  40,000(4)         177,790               *
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Chung Lee                                  124,809(5)              100,000(5)          24,809               *
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Terese and Joseph Perdue                 2,159,100(6)              300,000          1,859,100(6)
---------------------------------------- ------------------ -------------------- ------------------ ------------------
Total                                    3,396,244               1,034,545          2,361,699
---------------------------------------- ------------------ -------------------- ------------------ ------------------

*Less than one percent.

(1) The number of shares of common stock owned before the offering includes shares of common stock underlying warrants, even if not currently exercisable.

(2) The number of shares of common stock to be sold assumes that the selling shareholders sell all the shares of common stock being registered.

(3) Includes 50,000 shares of common stock underlying warrants exercisable for $1.50 per share until October 31, 2005.

(4) Includes 20,000 shares of common stock underlying warrants exercisable for $1.50 per share until October 31, 2005.

(5) Includes 50,000 shares of common stock underlying warrants exercisable at $1.50 per share until October 31, 2005.

(6) Includes 1,224,000 shares held in trust, 96,400 shares held in IRA accounts, and 36,700 shares held in custodial accounts.

                       SECURITIES AND EXCHANGE COMMISSION
                       POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Utah law, our Board Of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been our officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our bylaws grant this indemnification to officers and directors.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling ARC Wireless, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado has acted as our counsel in connection with this offering, including the validity of the issuance of the shares offered under this prospectus. Attorneys employed by Patton Boggs LLP own approximately 3,120,000 shares of our common stock and warrants to purchase 300,000 shares of common stock.

                                     EXPERTS

     The consolidated financial statements at December 31, 2001 and for the year then ended appearing in this prospectus and registration statement have been audited by Hein + Associates LLP and the consolidated financial statements at December 31, 2000 and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective reports included in this registration statement. Those financial statements are included in reliance upon these reports and upon the authority of those firms as experts in auditing and accounting.

                      DISCLOSURE REGARDING FORWARD-LOOKING
                      STATEMENTS AND CAUTIONARY STATEMENTS

     This prospectus includes "forward-looking statements". All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy, plans and objectives of our management for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form SB-2 filed with the SEC under the Securities Act. The registration statement on Form SB-2, along with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

     o    450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o    500 West Madison Street, Suite 1400, Chicago, Illinois 670661-2511
     o    233 Broadway, New York, NY 10279

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the SEC are available at the SEC's world wide web site at http://www.sec.gov. The SEC's world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                              FINANCIAL INFORMATION

                          Index To Financial Statements


Consolidated Balance Sheets as of June 30, 2002 (unaudited) ..............  F-2

Consolidated Statements of Operations for the Three Months and Six Months Ended
    June 30, 2002 and 2001 (unaudited)F-3

Consolidated Statements of Cash Flows for the Three Months and
    Six Months Ended June 30, 2002 and 2001 (unaudited)F-4

Notes to Consolidated Financial Statements................................  F-5

Report of Independent Auditors............................................ F-12

Consolidated Balance Sheets at December 31, 2001 and 2000................. F-14

Consolidated Statements of Operations for the Years Ended
         December 31, 2001 and 2000....................................... F-15

Consolidated Statements of Changes in Stockholders' Equity
         for the Years Ended December 31, 2001 and 2000................... F-16

Consolidated Statements of Cash Flows for the Years Ended
         December 31, 2001 and 2000....................................... F-17

Notes to Consolidated Financial Statements................................ F-18


                                          ARC Wireless Solutions, Inc.
                                          Consolidated Balance Sheets

                                                             June 30,                 December 31,
                                                               2002                      2001
Assets                                                      (unaudited)                    *
Current assets:
   Cash                                                    $    108,000               $    345,000
   Accounts receivable - customers, net                       4,630,000                  4,687,000
   Accounts receivable - vendors, net                         1,663,000                  1,214,000
   Inventory, net                                             6,549,000                  5,938,000
   Other current assets                                         257,000                    117,000
                                                           ---------------------------------------
   Total current assets                                      13,207,000                 12,301,000
                                                           ---------------------------------------

Property and equipment, net                                     630,000                    729,000
                                                           ---------------------------------------

Other assets:
   Intangible assets including goodwill, net                 10,931,000                 10,907,000
   Deposits                                                      65,000                     64,000
                                                           ---------------------------------------

Total assets                                               $ 24,833,000               $ 24,001,000
                                                                                      ============
                                                           =======================================

Liabilities and stockholders' equity
Current liabilities:
   Bank line of credit                                     $  3,865,000               $    925,000
   Accounts payable                                           5,242,000                  5,273,000
   Current portion of capital lease obligations                   9,000                     11,000
   Accrued expenses                                             367,000                    503,000
                                                           ---------------------------------------
Total current liabilities                                     9,483,000                  6,712,000

Capital lease obligations, less current portion                  17,000                     21,000
Bank line of credit, less current portion                          --                    2,621,000
                                                           ---------------------------------------
Total liabilities                                             9,500,000                  9,354,000
                                                           ---------------------------------------

Commitments
Stockholders' equity:
   Common stock                                                  78,000                     77,000
   Preferred stock                                                 --                         --
   Treasury stock                                            (1,192,000)                (1,117,000)
   Additional paid-in capital                                21,677,000                 21,522,000
   Accumulated deficit                                       (5,230,000)                (5,835,000)
                                                           ---------------------------------------
Total stockholders' equity                                   15,333,000                 14,647,000
                                                           ---------------------------------------
Total liabilities and stockholders' equity                 $ 24,833,000               $ 24,001,000
                                                           =======================================

* These numbers are derived from the audited financial statements for the year ended December 31, 2001.
See accompanying notes.

                                      F-2



                                                   ARC Wireless Solutions, Inc.
                                             Consolidated Statements of Operations


                                                             Three months ended                    Six Months Ended
                                                                  June 30,                              June 30,
                                                            2002              2001               2002               2001
                                                       ---------------------------------------------------------------------
                                                                  (unaudited)                          (unaudited)

Sales, net                                             $  7,951,000       $  7,968,000       $ 15,957,000       $ 16,067,000
Cost of sales                                             6,352,000          6,394,000         12,556,000         13,179,000
                                                       ---------------------------------------------------------------------
      Gross profit                                        1,599,000          1,574,000          3,401,000          2,888,000
                                                       ---------------------------------------------------------------------

Operating expenses:
   Selling, general and administrative expenses           1,445,000          1,369,000          2,899,000          3,182,000
   Amortization of purchased intangibles                       --              248,000               --              498,000
                                                       ---------------------------------------------------------------------
Total operating expenses                                  1,445,000          1,617,000          2,899,000          3,680,000
                                                       ---------------------------------------------------------------------

 Income (loss) from operations                              154,000            (43,000)           502,000           (792,000)

Other income (expense):
   Interest expense, net                                    (53,000)           (59,000)          (101,000)          (107,000)
   Gain from debt cancellation                               48,000            226,000
   Other income                                              11,000             22,000             17,000             34,000
                                                       ---------------------------------------------------------------------
      Total other income (expense)                            6,000            (37,000)           142,000            (73,000)
                                                       ---------------------------------------------------------------------

Income (loss) before income taxes                           160,000            (80,000)           644,000           (865,000)
Provision for income taxes                                  (19,000)            (4,000)           (39,000)            (8,000)
                                                       ---------------------------------------------------------------------
Net Income (loss)                                      $    141,000       $    (84,000)           605,000       $   (873,000)
                                                       =====================================================================

Net loss per share (basic and diluted)                         --         $      (.001)              --         $      (.006)
                                                       =====================================================================
Net income (loss) per share - basic                    $       .001               --         $       .004               --
                                                       =====================================================================
Net income (loss) per share - diluted                  $       .001               --         $       .004               --
                                                       =====================================================================

See accompanying notes.

                                                                 F-3



                                          ARC Wireless Solutions, Inc.
                                    Consolidated Statements of Cash Flows


                                                                              Six Months Ended June 30,
                                                                             2002                   2001
                                                                        -----------------------------------
                                                                                     (unaudited)
Operating activities
Net income (loss)                                                       $   605,000            $  (873,000)
Adjustments to reconcile net income (loss) to net cash used in
   Operating activities:
     Depreciation and amortization                                          151,000                590,000
      Debt cancellations                                                   (226,000)                  --
     Non-cash expense for issuance of stock and options                      36,000                125,000
     Changes in operating assets and liabilities:
          Restricted cash                                                      --                  194,000
       Accounts receivable, trade and vendor                               (392,000)            (1,195,000)
       Inventory                                                           (611,000)               620,000
       Prepaids and other current assets                                   (140,000)              (327,000)
          Deposits                                                           (1,000)                22,000
       Accounts payable and accrued expenses                                 58,000               (693,000)
          Other                                                                --                     --
                                                                        ----------------------------------
Net cash used in operating activities                                      (520,000)            (1,537,000)
                                                                        ----------------------------------

Investing activities
Patent acquisition costs                                                    (29,000)                (5,000)
Acquisition of businesses, net of cash acquired                                --                   27,000
Purchase of plant and equipment                                             (47,000)               (91,000)
                                                                        ----------------------------------
Net cash used in investing activities                                       (76,000)               (69,000)
                                                                        ----------------------------------

Financing activities
Repayment of notes and capital lease obligations                             (6,000)                (8,000)
Net borrowings under lines of credit                                        319,000                484,000
Proceeds from private placement, net                                        121,000                862,000
Proceeds from exercise of common stock options                                 --                    5,000
Acquisition of treasury shares                                              (75,000)                  --
                                                                        ----------------------------------
Net cash provided by financing activities                                   359,000              1,343,000
                                                                        ----------------------------------

Net increase (decrease) in cash                                            (237,000)              (263,000)
Cash, beginning of period                                                   345,000              1,078,000
                                                                        ----------------------------------
Cash, end of period                                                     $   108,000            $   815,000
                                                                        ==================================

Supplemental cash flow information:
  Cash paid for interest                                                $    99,000            $   107,000
                                                                        ==================================

See accompanying notes.

                                                      F-4


                          ARC Wireless Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                  June 30, 2002

Note 1.  Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

The Company operates in three business segments, which are identified as distribution of wireless communications products, antenna design and manufacturing, and cable products, offering a wide variety of wireless component and network solutions to service providers, systems integrators, value added resellers, businesses and consumers, primarily in the United States.

Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002 or any future period.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or shareholders' equity as previously reported.

Note 2.  Consolidation Policy

The accompanying unaudited consolidated financial statements include the accounts of ARC Wireless Solutions, Inc. ("ARC") and its wholly-owned subsidiary corporations, Winncom Technologies Corp. ("Winncom") and Starworks Wireless Inc. ("Starworks"), since their respective acquisition dates, after elimination of all material intercompany accounts, transactions, and profits.

Note 3. Earnings Per Share

As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the entity. For the three months and six months ended June 30, 2001, the Company incurred net losses. Stock options and stock warrants totaling 1,000,000 were not included in the computation of diluted loss per share because their effect was anti-dilutive; therefore, basic and fully diluted loss per share are the same for the three months and six months ended June 30, 2001.

The following table represents a reconciliation of the shares used to calculate basic and diluted earnings per share for the respective periods indicated:


                                         Three Months     Three Months         Six Months         Six Months
                                            Ended             Ended              Ended               Ended
                                        June 30, 2002     June 30, 2001       June 30, 2002      June 30, 2001


Numerator: Net Income (Loss)            $    141,000       $   (84,000)       $    605,000       $       (873,000)
                                        =========================================================================

Denominator:
Denominator for basic earnings per
share - weighted average shares
                                         153,298,000       145,546,000         152,916,000            145,200,000
Effect of dilutive securities
  Employee stock options                     532,000              --               401,000                   --
  Common stock warrants                         --                --                  --                     --
                                        -------------------------------------------------------------------------
Denominator for diluted earnings
per share - adjusted weighted
average shares and assumed conversion
                                         153,830,000       145,546,000         153,317,000            145,200,000
                                        =========================================================================

Basic earnings per share                $       .001       $     (.001)       $       .004       $          (.006)
                                        =========================================================================

Diluted earnings per share              $       .001       $     (.001)       $       .004       $          (.006)
                                        =========================================================================


Note 4.  Revolving Bank Loan

Winncom Technologies Corp. has two bank lines of credit bearing an interest rate of prime plus 0.5% (5.25% on June 30, 2002). One line of credit is a revolving line of credit for $3 million, of which $2.8 million is outstanding at June 30, 2002. It expires in April 2003. The other line of credit is for $1 million, of which $1,000,000 is outstanding at June 30, 2002 and which was due July 31, 2002. We are currently in negotiations with the Bank to increase our revolving line of credit facility and combine the two outstanding lines into a single credit line. The credit lines are collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets of Winncom. The credit line provides that Winncom is prohibited from guaranteeing any obligations of, or paying or advancing any distribution or other amount to, ARC Wireless Solutions, Inc. or any of its subsidiaries. ARC is a general corporate guarantor of this loan.

Note 5.  Acquisitions

On August 21, 2001 the Company acquired certain commercial assets of the wireless communications products line of Ball Aerospace & Technologies Corp.
(BATC), a wholly owned subsidiary of Ball Corporation, for $925,389. The assets acquired consist mainly of raw materials and finished goods inventory, testing and production equipment, and the purchase price has been allocated to these specifically identifiable assets. In November 2001 the purchase price was adjusted in accordance with the Purchase Agreement for variances in actual assets delivered to the Company by BATC. BATC refunded to the Company $99,271 pursuant to the Agreement.

Note 6.  Equity Transactions

In July 2001, the Company offered each investor who had purchased units ("Unit Investor") of common stock and common stock purchase warrants ("Warrants") in the Company's private placement in 2000 the opportunity to either (1) exchange each three Warrants for one share of Common Stock ("Alternative A"), or (2) reduce the exercise price of each Warrant from $1.50 per share to $1.00 per share upon the Unit Investor's agreement to reduce the price associated with the Company's 30-day notice of redemption from $1.75 to $1.50 ("Alternative B"); provided, however, that if the Unit Investor determined to participate in either Alternative A or B, the Unit Investor was required to waive the Company's obligation to register the Unit Investor's sale or other transfer of the Registrable Securities (the "Registration Obligation").
Each Unit Investor electing Alternative A also was required to enter into a Restricted Sales Agreement (the "Restricted Sales Agreement") that includes the following restrictions with respect to the sale of all shares of Common Stock owned by the Unit Investor, except for any shares purchased subsequent to June 30, 2001:

     o On any trading day during the one-year period beginning on the day Alternative A goes into effect (which was August 9, 2001), the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share, as defined below, for that Unit Investor, of (i) 15 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares; and

     o On any trading day during the one-year period between the first and second anniversaries of the effective date of Alternative A, the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share for that Unit Investor of (i) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 25 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares.

The number of shares of Common Stock that the Unit Investor may sell shall not be increased as a result of any failure by the Unit Investor to sell the maximum number of Unit Investor Shares permissible at a prior time.

For purposes of Alternative A, the "Pro Rata Share" of any Unit Investor means the percentage obtained by dividing (1) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (2) the aggregate total number of Units purchased by all investors in the Year 2000 Placement who agree to the sales restrictions described above (the "Contracting Unit Investors"). Notwithstanding the foregoing, if the aggregate number of Units purchased in the Year 2000 Placement by the Contracting Unit Investors is less than 90 percent of the total number of Units purchased in the Year 2000 Placement by all investors in the Year 2000 Placement, then "Pro Rata Share" shall instead mean the percentage obtained by dividing (X) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (Z) 90 percent of the aggregate number of Units purchased by all investors in the Year 2000 Placement.

As of September 30, 2001 holders representing an aggregate of 13,062,000 Units had agreed to participate in Alternative A and were issued 4,354,003 shares of common stock and holders representing an aggregate of 1,148,000 Units had agreed to participate in Alternative B.

The Company sold 5,000,000 shares of restricted common stock at $.20 per share in a private placement offering through September 2001 from which it received gross cash proceeds of $1,000,000. Related offering expenses were $22,000.

The Company sold 754,545 shares of restricted common stock at $.165 per share in a private placement offering through June 30, 2002 from which it received gross cash proceeds of $124,500. Offering costs associated with this private placement offering were $4,100. Within 30 days following the filing with the SEC of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, the Company was obligated to file a registration statement covering the resale of these shares. This registration statement is intended to be filed with the SEC by August 31, 2002.

In January 2002 the Company exercised its option to repurchase the remaining 500,000 shares from the McConnell litigation settlement for $75,000.

In March 2002, the Company issued 200,000 shares of restricted common stock for consulting services valued at $34,000.

In the second quarter of 2002 the Company recorded the issuance of 13,945 shares of common stock to directors for outstanding obligations for accrued directors fees in the amount of $6,400.

Note 7.  Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and as such the Company adopted SFAS 142 effective January 1, 2002. The adoption of Statement SFAS 141 did not have any impact on the Company's financial position or cash flows.

In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. Additionally, under the new accounting standard, goodwill and other intangible assets will be tested differently than prior to the adoption of SFAS No. 142. The Company is required to perform these impairment tests on an annual basis and has performed the transitional impairment test required upon adoption of SFAS No. 142, using certain valuation techniques, and has determined that no impairment exists at this time. It is possible but not predictable that a change in the Company's wireless business, market capitalization, operating results or other factors could affect the carrying value of goodwill or other intangible assets and cause an impairment write-off. As of June 30, 2002 the Company has approximately $10.8 million of goodwill and other intangible assets subject to SFAS No. 142. Results of operations prior to the adoption of SFAS No. 142 are not restated.

The following reconciles the reported net income (loss) and earnings (loss) per share to that which would have resulted had SFAS No.142 been applied to the three months and six months ended June 30, 2001.

                                                Three Months      Six Months
                                               Ended June 30,    Ended June 30,
                                                    2001            2001

Reported net loss                               $    (84,000)     $(873,000)
Add: Goodwill amortization, net of tax               248,000        498,000
                                                ------------      ---------
Adjusted net income (loss)                      $    164,000      $(375,000)
                                                ============      =========

Reported basic loss per share                   $      (.001)     $   (.006)
Add: Goodwill amortization,
net of tax, per basic share
                                                        .002           .003
                                                ------------      ---------
Adjusted basic income (loss) per share          $       .001      $   (.003)
                                                ============      =========

In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted the provisions of Statement 144 effective January 1, 2002 and the adoption did not have a material effect on its financial position, results of operations, or cash flows.

Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective for fiscal years beginning May 15, 2002 or later that rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement Amends FASB Statement No. 4 and FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company does not expect the implementation of SFAS No. 145 to have a material impact on its financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The Company does not anticipate a significant impact on its results of operations from adopting this Statement.

Note 8.  Industry Segment Information

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires that the Company disclose certain information about its operating segments where operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The Company has three reportable segments that are separate business units that offer different products as follows: distribution of wireless communication products, antenna design and manufacturing, and cable products. Each segment consists of a single operating unit and the accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at cost plus an agreed upon intercompany profit on intersegment sales and transfers.

Financial information regarding the Company's three operating segments for the six months ended June 30, 2002 and 2001 are as follows:



                      June
                        30      Distribution      Manufacturing         Cable             Corporate           Total
                      ----      ------------      -------------         -----             ---------           -----

Net Sales             2002      $ 11,987,000      $  3,741,000       $    285,000       $    (56,000)      $ 15,957,000
                      2001      $ 14,000,000      $  1,305,000       $    841,000       $    (79,000)      $ 16,067,000

Net Earnings          2002      $    123,000      $    515,000       $    (54,000)      $     21,000       $    605,000
(Loss)                2001      $    397,000      $   (130,000)      $   (243,000)      $   (897,000)      $   (873,000)

Earnings (Loss)
before Income         2002      $    162,000      $    515,000       $    (54,000)      $     21,000       $    644,000
Taxes                 2001      $    405,000      $   (130,000)      $   (243,000)      $   (897,000)      $   (865,000)

Identifiable          2002      $ 22,025,000      $  4,242,000       $    400,000       $ (1,834,000)      $ 24,833,000
Assets                2001      $ 20,244,000      $  2,772,000       $  3,245,000       $   (684,000)      $ 25,577,000

Corporate represents the operations of the parent Company, including segment eliminations.

Note 9.  Critical Accounting Policies

The Company's significant accounting policies are summarized in Note 1 of its consolidated financial statements on Form 10-KSB. The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported therein, including estimates about the effects of matters or future events that are inherently uncertain. Policies determined to be critical are those that have the most significant impact on the Company's financial statements and require management to use a greater degree of judgment and/or estimates. Actual results may differ from these estimates under different assumptions or conditions.

On an on-going basis, management evaluates its estimates and judgments, including those related to allowance for doubtful accounts, inventory valuations and recoverability of intangible assets, including goodwill. Management bases its estimates and judgments on historical experience and on various other factors that are also believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent form other sources. Our major operating assets are trade and vendor accounts receivable, inventory, property and equipment and intangible assets. Our reserve for doubtful accounts of $1,084,000 should be adequate for any exposure to loss in our accounts receivable as of June 30, 2002. We have also established reserves for slow moving and obsolete inventories and believe the current reserve of $309,000 is adequate. We depreciate our property and equipment over their estimated useful lives and we have not identified any items that are impaired.

Reports of Independent Auditors


The Board of Directors and Stockholders
ARC Wireless Solutions, Inc.

We have audited the accompanying consolidated balance sheet of ARC Wireless Solutions, Inc. as of December 31, 2001 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARC Wireless Solutions, Inc. at December 31, 2001 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Hein + Associates LLP

Denver, Colorado
February 28, 2002

The Board of Directors and Stockholders
ARC Wireless Solutions, Inc.

We have audited the accompanying consolidated balance sheet of ARC Wireless Solutions, Inc. as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ARC Wireless Solutions, Inc. at December 31, 2000 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Ernst & Young LLP

Denver, Colorado
March 2, 2001



                                        ARC Wireless Solutions, Inc.
                                        Consolidated Balance Sheets

                        (Shares and amounts in thousands except per share amounts)

                                                                                   December 31,
                                                                             2001               2000
                                                                          ----------------------------
Assets
Current assets:
   Cash                                                                   $    345            $  1,078
   Restricted cash                                                            --                   344
   Accounts receivable trade, net of allowance for doubtful accounts
     of $999 and $541, respectively                                          4,687               4,021
   Accounts receivable vendors                                               1,214                 214
   Inventory, net                                                            5,938               4,733
   Other current assets                                                        117                 383
                                                                          ----------------------------
Total current assets                                                        12,301              10,773

Property and equipment, net                                                    729                 509

Other assets:
   Intangible assets, net                                                   10,907              14,357
   Other assets                                                                 64                  50
                                                                          ----------------------------
Total assets                                                              $ 24,001            $ 25,689
                                                                          ============================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                       $  5,273            $  5,904
   Bank line of credit - current                                               925                 313
   Accrued expenses                                                            503                 508
   Current portion of capital lease obligations                                 11                   9
                                                                          ----------------------------
Total current liabilities                                                    6,712               6,734

Capital lease obligations, less current portion                                 21                   2
Bank line of credit, less current portion                                    2,621               1,498
                                                                          ----------------------------
Total liabilities                                                            9,354               8,234
                                                                          ----------------------------

Commitments (Notes 4, 7,8 and 10)
Stockholders' equity: (Note 3)
   Common stock, par value $.0005;
      250,000 shares authorized; 154,304 and
      142,891 shares issued, respectively                                       77                  71
   Preferred stock, par value $.001;
      2,000 shares authorized; no shares issued and outstanding               --                  --
   Additional paid-in capital                                               21,522              18,918
   Common stock reserved (1,959 shares)                                       --                 1,500
   Treasury stock (1,459 shares)                                            (1,117)
   Accumulated deficit                                                      (5,835)             (3,034)
                                                                          ----------------------------
Total stockholders' equity                                                  14,647              17,455
                                                                          ----------------------------
Total liabilities and stockholders' equity                                $ 24,001            $ 25,689
                                                                          ============================

See accompanying notes to consolidated financial statements.

                                                   F-14





                          ARC Wireless Solutions, Inc.
                      Consolidated Statements of Operations
           (Shares and amounts in thousands except per share amounts)

                                                             Years ended December 31,
                                                           2001                    2000
                                                        ----------------------------------

Sales, net                                              $  30,940                $  18,480
Cost of sales                                              24,886                   15,626
                                                        ----------------------------------
      Gross profit                                          6,054                    2,854

Operating expenses:
   Selling, general and administrative expenses             6,388                    4,225
   Impairment write down                                    1,257                     --
   Amortization of intangibles                              1,020                      534
                                                        ----------------------------------
Total operating expenses                                    8,665                    4,759
                                                        ----------------------------------
      Loss from operations                                 (2,611)                  (1,905)

Other income (expense):
   Interest expense, net                                     (241)                     (98)
   Other income                                               169                      169
                                                        ----------------------------------
      Total other income (expense)                            (72)                      71
                                                        ----------------------------------

Loss before income taxes                                   (2,683)                  (1,834)
Provision for income taxes                                    118                        7
                                                        ----------------------------------
Net loss                                                $  (2,801)               $  (1,841)
                                                        ==================================

Basic and diluted loss per share                        $   (.019)               $  (0.015)
                                                        ==================================

Weighted average shares outstanding                       148,568                  125,229
                                                        ==================================

See accompanying notes to consolidated financials statements.

                                      F-15







                                                       ARC Wireless Solutions, Inc.
                                         Consolidated Statements of Changes in Stockholders' Equity
                                         (Shares and amounts in thousands except per share amounts)


                                                          Common Stock     Common      Additional
                                                      ------------------    Stock       Paid in  Treasury   Accumulated
                                                        Shares   Amount    Reserved     Capital    Stock       Deficit       Total
                                                      -----------------------------------------------------------------------------

Balances, January 1, 2000                              95,090   $     47   $   --      $  1,892    $   --      $ (1,193)   $    746

Issuance of common stock and warrants                  36,544         18       --        10,900        --          --        10,918
   in private placement transactions,
   net of expenses of $69
Issuance of common stock in connection                  6,946          3       --         5,997        --          --         6,000
   with Winncom acquisition
Cashless exercise of warrants and stock                 3,411          2       --            (2)       --          --          --
   options
Exercise of stock options for cash                        900          1       --            38        --          --            39
Common stock reserved in connection
   with Starworks acquisition (1,959                     --         --        1,500        --          --          --         1,500
   shares)
Issuance of stock options for services                   --         --         --            92        --          --            92
Issuance of common stock for directors'                  --         --         --             1        --          --             1
   fees
Net loss                                                 --         --         --          --          --        (1,841)     (1,841)
                                                      -----------------------------------------------------------------------------
Balances, December 31, 2000                           142,891         71      1,500      18,918        --        (3,034)     17,455

Common stock issued in a private                        5,000          3       --           975        --          --           978
placement transaction, net of expenses
of $22
Common stock issued in connection with                  1,959          1     (1,500)      1,499        --          --             _
   Starworks acquisition (1,959 shares)
Common stock returned in connection                      --         --         --          --        (1,117)       --        (1,117)
   with settlement of Starworks
   litigation (1,459 shares)
Common stock issued upon exercise of                      100       --         --             6        --          --             6
   options
Common stock issued for directors' fees                  --         --         --             4        --          --             4
Common stock issued in exchange for                     4,354          2       --            (2)       --          --          --
   warrants
Issuance of common stock options                         --         --         --           122        --                       122
Net loss                                                 --         --         --          --          --        (2,801)     (2,801)
                                                      -----------------------------------------------------------------------------
Balances, December 31, 2001                           154,304   $     77       --      $ 21,522    $ (1,117)   $ (5,835)   $ 14,647
                                                      =============================================================================



See accompanying notes to consolidated financial statements.



                                                                  F-16



                                        ARC Wireless Solutions, Inc.
                                   Consolidated Statements of Cash Flows
                        (Shares and amounts in thousands except per share amounts)

                                                                             Year Ended December 31,
                                                                             2001               2000
                                                                          ----------------------------

Operating activities
Net loss                                                                  $ (2,801)           $ (1,841)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                                           1,260                 678
       Provision for doubtful receivables                                      459                 366
     Non-cash expense for issuance of stock and options                        126                  93
     Impairment write-down                                                   1,257                --
     Changes in operating assets and liabilities:
       Restricted cash                                                         344                (311)
       Accounts receivable, trade and vendor                                (2,125)             (1,709)
       Inventory                                                              (619)             (2,311)
       Other current assets                                                    266                (368)
       Accounts payable and accrued expenses                                  (634)              2,631
       Other                                                                    74                 (36)
                                                                          ----------------------------
Net cash used in operating activities                                       (2,393)             (2,808)

Investing activities
Patent acquisition costs                                                       (25)                (35)
Acquisition of businesses, net of cash acquired                               --                (7,309)
Acquisition of certain commercial assets                                      (826)               --
Purchase of property and equipment                                            (193)               (213)
                                                                          ----------------------------
Net cash used in investing activities                                       (1,044)             (7,557)

Financing activities
Repayment of notes payable - others and capital lease obligations              (15)               (276)
Proceeds from private placement, including warrant exercises, net              978              10,918
Proceeds from exercise of options, net                                           6                  39
Repayment of notes payable - officers                                         --                   (33)
Net borrowings under line of credit agreements                               1,735                 617
                                                                          ----------------------------
Net cash provided by financing activities                                    2,704              11,265
                                                                          ----------------------------

Net increase (decrease) in cash                                               (733)                900
Cash, beginning of period                                                    1,078                 178
                                                                          ----------------------------
Cash, end of period                                                       $    345            $  1,078
                                                                          ============================

Supplemental disclosure of cash flow information:
  Cash paid for interest                                                  $    241            $     95
   Cash paid for taxes                                                          55                --
Supplemental schedule of non-cash investing and financing activities:
  Acquisition of stock in exercise of warrants and options for
     issuance of newly issued shares of common stock                      $   --              $    562
  Purchase of assets under capital lease financing                              36                --



See accompanying notes to consolidated financial statements.

                          ARC Wireless Solutions, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1.  Organization and Summary of Significant Accounting Policies

Organization

The Company was organized under the laws of the State of Utah on September 30, 1987 for the purpose of acquiring one or more businesses, under the name of Westflag Corporation, which was formerly Westcliff Corporation. In January 1989, the Company completed its initial public offering.

In 1989, the Company merged with Antennas America, Inc., a Colorado corporation that had been formed in September 1988. Pursuant to the merger, all the issued and outstanding stock of Antennas America, Inc. was converted into 41,952 shares, and the Company name was changed to Antennas America, Inc. At the annual shareholders meeting held on October 11, 2000, the shareholders voted to change the Company's name to ARC Wireless Solutions, Inc. from Antennas America, Inc. The Wireless Communications Products Division designs, develops, markets and sells a diversified line of antennas and related wireless communication systems, including base station panel antennas, conformal and phased array antennas, distributed primarily through third party OEMs and distributors located in the United States.

On May 24, 2000, the Company purchased, through its subsidiary, Winncom Technologies, Corp. ("Winncom"), the outstanding shares of Winncom Technologies, Inc. Winncom specializes in marketing, distribution and service, as well as selected design, manufacturing and installation of wireless component and network solutions in support of both voice and data applications, primarily through third party distributors located in the United States. The acquisition has been accounted for as a purchase, and accordingly, the operations for Winncom have been included in the Company's consolidated statement of operations from May 24, 2000 (the date of acquisition) forward. (See Note 4)

On September 29, 2000, the Company purchased, through its subsidiary, Starworks Wireless Inc. ("Starworks"), the outstanding shares of Starworks Technology, Inc. (a/k/a The Kit Company). Starworks specializes in the design, manufacturing, marketing, distribution and service of direct-to-home dish satellite installation kits in the United States, primarily through OEMs and third-party distributors, retailers and the Internet. The acquisition has been accounted for as a purchase and accordingly, the operations for Starworks have been included in the Company's consolidated statement of operations from September 29, 2000 (the date of acquisition) forward.

Consolidation

The accompanying consolidated financial statements include the accounts of ARC Wireless Solutions, Inc. ("ARC"), and its wholly-owned subsidiary corporations, Winncom Technologies Corp. ("Winncom") and Starworks Wireless Inc. ("Kit"), since their respective acquisition dates, after elimination of all material intercompany accounts, transactions, and profits.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1. Organization and Summary of Significant Accounting Policies, continued

Inventory

Inventory is valued at the lower of cost or market using standard costs that approximate average cost. Inventories are reviewed periodically and items considered to be slow moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. Inventory consists of the following at December 31:

                                              2001               2000
                                           ----------------------------
         Raw materials                     $  1,352            $    763
         Work in progress                       150                 128
         Finished goods                       4,738               3,974
                                           ----------------------------
                                              6,240               4,865
         Inventory reserve                     (302)               (132)
                                           ----------------------------
         Net inventory                     $  5,938             $ 4,733
                                           ============================

Property and Equipment

Property and equipment are stated at acquired cost. The Company uses the straight-line method over estimated useful lives of three to seven years to compute depreciation for financial reporting purposes and accelerated methods for income tax purposes. Leasehold improvements and leased equipment are amortized over the lesser of the estimated useful lives or over the term of the leases. Upon sale or retirement, the cost and related accumulated depreciation of disposed assets are eliminated from the respective accounts and the resulting gain or loss is included in the statements of income. Property and equipment consist of the following at December 31:

                                                   2001               2000
                                                ----------------------------
         Machinery and equipment                $    852             $   522
         Computer equipment and software             323                 261
         Furniture and fixtures                      173                 138
         Leasehold improvements                       76                  53
                                                ----------------------------
                                                    1424                 974
         Accumulated depreciation                   (695)               (465)
                                                ----------------------------
                                                $    729             $   509
                                                ============================

Depreciation expense, which includes amortization of fixed assets acquired through capital leases, amounted to $234 and $138 during the years ended December 31, 2001 and 2000, respectively.

Patent Costs

Patent costs are stated at cost and amortized over ten years using the straight-line method. Patent amortization expense amounted to $11 and $6 for the years ended December 31, 2001 and 2000, respectively.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1. Organization and Summary of Significant Accounting Policies, continued

Intangible Assets

Intangible assets consist principally of purchased intangible assets and the excess acquisition cost over the fair value of tangible and identified intangible net assets of businesses acquired (goodwill). Purchased intangible assets include developed technology, trademarks and trade names, assembled workforces and distribution network. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of future cash flows expected to result from the use of the assets in comparison with the assets carrying amount in deciding whether the goodwill is recoverable. Intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 5 to 15 years.

                                                     2001       2000
                                                     ----       ----

           Patents                                $   149      $   132
           Assembled workforce                        125          125
           Distribution network                       150          150
           Goodwill                                11,888       14,547
                                                  --------------------
                                                   12,312       14,954
           Accumulated amortization                (1,405)        (597)
                                                  --------------------
           Intangible assets, net                 $10,907      $ 14,357
                                                  =====================

Fourth Quarter Adjustment

During the fourth quarter of 2001, the Company recorded the following year-end adjustments, which it believes are material to the results of that quarter. Goodwill was determined to be impaired because of the uncertainty of the current financial and operating condition of Starworks and the possibility that Starworks may be unable to generate future operating income in its legacy business without the transformation of Starworks into a conventional cable business.

                                                                         2001
Impairment write down of goodwill associated                           -------
 with Starworks acquisition                                            $ 1,257

Long-lived Assets

The carrying value of long-lived assets are reviewed annually; if at any time the facts or circumstances at any of the Company's individual subsidiaries indicate impairment of long-lived asset values, as a result of a continual decline in performance or as a result of fundamental changes in a subsidiary's market, a determination is made as to whether the carrying value of the property's long-lived assets exceeds estimated realizable value.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1.  Organization and Summary of Significant Accounting Policies, continued

Research and Development

Research and development costs are charged to expense as incurred. Such expenses were $205 and $198, respectively, for the years ended December 31, 2001 and 2000.

Revenue

Revenue is recorded when goods are shipped. The Company has established reserves for anticipated sales returns based on historical return percentages as well as specific identification and reserve of potential problem accounts. The Company has several major commercial customers who incorporate the Company's products into other manufactured goods, and returns from these customers have not been significant. Additionally, returns related to retail sales have been immaterial and within management's expectations.

Cash

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash. From time to time the Company has cash balances in excess of Federally Insured amounts.

Restricted Cash

The Company had established a $300 standby letter of credit that guarantees payment for coaxial cable imported from China. The letter of credit was guaranteed by a certificate of deposit in the amount of $300 that matured on November 7, 2001 and had an annual percentage yield of 6.34%. The Letter of Credit expired on November 7, 2001 and was not renewed. The Company also had restricted cash under a revolving bank loan agreement that terminated in February 2001(Note 2).

Fair Value of Financial Instruments

The Company's short-term financial instruments consist of cash, accounts receivable, and accounts payable and accrued expenses. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable.

The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1.  Organization and Summary of Significant Accounting Policies, continued

Basis of Presentation

The Company has experienced recurring losses, and has accumulated a deficit of $5.8 million since inception in 1989. During 2001, the Company was able to increase sales, increase gross margin and decrease SG&A expenses as a percentage of revenues. There can be no assurance however that the Company will achieve the desired result of positive cash flow from operations. Management believes that current working capital and available borrowings on existing bank lines of credit, together with additional equity infusions that management believes would be available, will be sufficient to allow the Company to maintain its operations through December 31, 2002.

Advertising Costs

Advertising costs are charged to operations when the advertising is first shown. Advertising costs charged to operations were $48 and $145 in 2001 and 2000, respectively.

Net Income Per Common Share

As of December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the entity. For the years ended December 31, 2001 and 2000, the Company incurred net losses and stock options and stock warrants, totaling 6,598 and 12,570, respectively, were not included in the computation of diluted loss per share because their effect was anti-dilutive; therefore, basic and fully diluted loss per share are the same for those years.

Stock Option Plans

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock options plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1.  Organization and Summary of Significant Accounting Policies, continued

Reclassifications

Certain balances in the prior year consolidated financial statements have been reclassified in order to conform to the current year presentation. The reclassifications had no effect on financial condition or results of operations.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. The Company believes that the adoption of SFAS 142 will have a material effect on its financial position, results of operations and cash flows. At this time, the Company estimates that the effect of the adoption of Statement SFAS 142 will reduce operating expenses by approximately $836 as a result of reducing amortization of purchased intangibles. The adoption of Statement SFAS 141 is not expected to have any impact on the Company's financial position or cash flows.

In June 2001, the FASB also approved for issuance SFAS 143 "Asset Retirement Obligations ("SFAS 143")." SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations,

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

1.  Organization and Summary of Significant Accounting Policies, continued

and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations, or cash flows.

2. Revolving Bank Loan Agreements and Notes Payable

In conjunction with the acquisition of Starworks Technology, Inc. on September 29, 2000, the Company assumed a $1,500 revolving bank loan agreement. The agreement was collateralized by accounts receivable and restricted cash maintained in a non-collection reserve account as discussed below. In connection with the agreement, the Company assigned Starworks' accounts receivable to the bank for collection by the bank. In February 2001 the revolving bank loan agreement was terminated by the Company and all balances outstanding under the bank loan agreement were paid. At December 31, 2001 and 2000, $0 and $308, respectively were outstanding under this arrangement.

The amounts advanced under the terms of the agreement were equivalent to the gross amount of the accounts receivable assigned, net of a one-time bank service charge of 2.65% and a reserve for non-collection of 10%. The service charge was adjusted on a quarterly basis and may be adjusted to 3.15% based on the average collection period of the accounts receivable. Total service charges under the agreement were approximately $22 from the date of acquisition on September 29, 2000 through December 31, 2000 and $14 for 2001.

The amount of the required non-collection reserve was calculated based on the age of the specific invoices assigned. The non-collection reserve had been established in the form of an interest-bearing restricted cash account. Restricted cash in connection with this arrangement totaled $44 at December 31, 2000.

In conjunction with the acquisition of Winncom Technologies, Inc. on May 24, 2000, the Company assumed a $1,500 revolving line of credit from a bank bearing an interest rate of prime plus 0.5% (5.5% at December 31, 2001 and 10.0% at December 31, 2000). The line is collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets of Winncom. ARC is a general corporate guarantor of this loan. On November 27, 2000 the line was increased to $3,000 of which, $2,621 was outstanding at December 31, 2001 and $1,498 was outstanding under the agreement at December 31, 2000. This agreement expires in April 2003, at which time all borrowings are due in full in the event the line is not renewed.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

2. Revolving Bank Loan Agreements and Notes Payable, continued

In connection with the acquisition of the Ball Assets in August 2001 Winncom established a new line of credit in the amount of $1 million bearing an interest rate of prime plus 0.5% (5.5% at December 31, 2001). This line is also collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets of Winncom. ARC is a general corporate guarantor of this loan. As of December 31, 2001 $925 was outstanding under this line of credit. This balance due under this letter of credit was due July 31, 2002. The Company is currently negotiating with the bank to convert this line of credit, currently due, to a long-term credit facility.

Also in conjunction with the acquisition of Winncom Technologies, Inc. on May 24, 2000, the Company assumed a $6 payroll account over protection facility with a bank, of which $5 was outstanding under the facility at December 31, 2000.

Revolving bank lines of credit and notes payable to others at December 31, 2001 and 2000 consist of:

                                                         2001             2000
                                                       ------------------------
Bank line of credit - Starworks                        $  --            $   308
Bank lines of credit - Winncom                           3,546            1,503
                                                       ------------------------
                                                         3,546            1,811
Less current portion                                      (925)            (313)
                                                       ------------------------
                                                       $ 2,621          $ 1,498
                                                       ========================

3. Stockholders' Equity

In January 2000, we completed a private placement offering of 22,000 units, with each unit consisting of one share of our restricted common stock and one redeemable common stock purchase warrant to purchase one share of our common stock, receiving proceeds of $1,034 in 1999 and $121 in 2000. Each unit entitled the holder to purchase one share of common stock at an exercise price of $.175 per share and became exercisable on March 14, 2000, the date a registration statement on Form SB-2 relating to the resale of the common stock sold in the private placement and of the common stock underlying the warrants was declared effective by the Securities and Exchange Commission. The holders of 19,235 warrants exercised their warrants in 2000 and the Company received gross proceeds of approximately $3,400. Total proceeds received in 2000 from the sale of units and exercise of warrants was approximately $3,400, net of related offering expenses of approximately $51

In March 2000, as approved by the Board of Directors, an officer/director, a former officer/director and one other director, exercised 2,765 warrants, acquired in a private placement, with an exercise price of $484 by exchanging 219 previously owned shares of the Company's common stock valued at $484. The value of the 219 shares of common stock received by the Company in this transaction was based on the average closing price of the Company's common stock on the five trading days prior to the transaction, which was $2.2062. Also in March 2000, a director of the Company used previously owned common stock, valued at $78, to exercise 900 common stock options with an aggregate exercise price of $78. Based on the same average closing price as used in the warrant exercise transaction previously noted, a total of 35 shares of previously owned common stock were exchanged as payment of the exercise price for the 900 common stock options. The Company received a total of 255 shares of common stock from these two cashless exercises. The common stock received was recorded as treasury stock then retired.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

3. Stockholders' Equity, continued

The Company also completed a second private placement offering in October 2000. This transaction provided for the issuance of up to 16,000 units, with each unit consisting of one share of restricted common stock at a price of $0.50 per share plus one redeemable common stock purchase warrant to purchase one share of common stock at an exercise price of $1.50 per share. The warrants are exercisable immediately and expire upon the earlier of one year from the date of registration of the underlying securities or five years from the date of offering. The Company sold 15,000 units in this private placement, from which the Company received gross cash proceeds of $7,500, all of which occurred during 2000. Related offering expenses were $18 in 2000 and $5 in 2001. In July 2001, the Company offered each Unit Investor the opportunity to either (1) exchange each three Warrants for one share of Common Stock ("Alternative A"), or (2) reduce the exercise price of each Warrant from $1.50 per share to $1.00 per share upon the Unit Investor's agreement to reduce the price associated with the Company's 30-day notice of redemption from $1.75 to $1.50 ("Alternative B"); provided, however, that if the Unit Investor determined to participate in either Alternative A or B, the Unit Investor was required to waive the Company's obligation to register the Unit Investor's sale or other transfer of the Registrable Securities (the "Registration Obligation"). Each Unit Investor electing Alternative A also was required to enter into a Restricted Sales Agreement (the "Restricted Sales Agreement") that includes the following restrictions with respect to the sale of all shares of Common Stock owned by the Unit Investor, except for any shares purchased subsequent to March 31, 2001:

     o On any trading day during the one-year period beginning on the day Alternative A goes into effect (which was August 9, 2001), the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share, as defined below, for that Unit Investor, of (i) 15 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400 shares or less, or (ii) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400 shares; and

     o On any trading day during the one-year period between the first and second anniversaries of the effective date of Alternative A, the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share for that Unit Investor of (i) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400 shares or less, or (ii) 25 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400 shares.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

3. Stockholders' Equity, continued

The number of shares of Common Stock that the Unit Investor may sell shall not be increased as a result of any failure by the Unit Investor to sell the maximum number of Unit Investor Shares permissible at a prior time.

For purposes of Alternative A, the "Pro Rata Share" of any Unit Investor means the percentage obtained by dividing (1) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (2) the aggregate total number of Units purchased by all investors in the Year 2000 Placement who agree to the sales restrictions described above (the "Contracting Unit Investors"). Notwithstanding the foregoing, if the aggregate number of Units purchased in the Year 2000 Placement by the Contracting Unit Investors is less than 90 percent of the total number of Units purchased in the Year 2000 Placement by all investors in the Year 2000 Placement, then "Pro Rata Share" shall instead mean the percentage obtained by dividing (X) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (Z) 90 percent of the aggregate number of Units purchased by all investors in the Year 2000 Placement.

As of December 31, 2001 holders representing an aggregate of 13,062 Units had agreed to participate in Alternative A and were issued 4,354 shares of common stock, holders representing an aggregate of 1,148 Units had agreed to participate in Alternative B and holders representing an aggregate of 790 units elected not to participate in Alternative A or B.

The Company sold 5,000 shares of restricted common stock at $.20 per share in a private placement offering through September 2001 from which it received gross cash proceeds of $1,000. Related offering expenses were $22.

In November 1997, the Board of Directors approved the Company's 1997 Stock Option and Compensation Plan ("the Plan"). Pursuant to the Plan, the Company may grant options to purchase an aggregate of 5,000 shares of the Company's common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the

Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be nonqualified options. The options granted are valued at the stock price on the date of grant and have varying exercise periods. During 2001 and 2000 the Company granted 1,560 and 2,061 options under the plan, respectively.

Through May 24, 2000, directors who were not also employees ("Outside Directors") automatically received options to purchase 250 shares pursuant to the Plan at the time of their election as an Outside Director. These options held by Outside Directors were not exercisable at the time of grant. Options to purchase 50 shares became exercisable for each meeting of the Board of Directors attended by each Outside Director on or after the date of grant of the options to that Outside Director, but in no event earlier than six months following the date of grant. The exercise price for options granted to Outside Directors was equal to the fair market value per share of our common stock on the date of grant. All options granted to Outside Directors expire five years after the date of grant. On the date that all of an Outside Director's options became

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

3. Stockholders' Equity, continued

exercisable, options to purchase an additional 250 shares, which were exercisable no earlier than six months from the date of grant, were automatically granted to that Outside Director. On May 24, 2000, the Board of Directors voted to (1) decrease the amount of options automatically granted to Outside Directors from 250 to 25 options, and (2) decrease the amount of exercisable options from 50 to 5 per meeting. The term of the Outside Director options granted in the future was lowered from five years to two years. The other terms of the Outside Director options did not change. On July 5, 2002, the Board of Directors voted to (1) increase the amount of options automatically granted to Outside Directors from 25 to 125 options, and (2) increase the amount of exercisable options from 5 to 25 per meeting. The other terms of the Outside Director options did not change.

The Company granted a total of 275 options to Outside Directors under the Plan during 2000, at exercise prices from $0.89 to $1.01 per share. Outside Directors earned $2 in meeting attendance fees (which will be paid through issuance of 27 shares in 2000) and vested 325 stock options during fiscal year ended December 31, 2000. Outside Directors earned $4 in meeting attendance fees. During 2001 and 2000, the Company granted options for 600 and 9,809 shares, respectively, of the Company's common stock outside of the Plan. These options were granted to former officers, with an exercise price equal to the average stock price on the date of grant with varying exercise periods.

The following table summarizes the option activity for 2001 and 2000:


                                              Number of       Weighted Average
                                               Shares        Exercise Price ($)
                                              =================================

2000 Activity:
  Outstanding at beginning of year              2,500              0.074
  Granted                                      11,870              0.909
  Exercised                                    (1,300)             0.079
  Forfeited or expired                           (500)             0.052
                                              --------------------------
  Outstanding at end of year                   12,570              0.921
                                              ==========================
  Exercisable at end of year                    1,870              0.629

  2001 Activity:
  Outstanding at beginning of year             12,570              0.921
  Granted                                       2,160              0.283
  Exercised                                      (100)             0.06
  Forfeited or expired                         (9,970)             0.976
                                              --------------------------
  Outstanding at end of year                    4,660              0.525
                                              ==========================
  Exercisable at end of year                    3,590              0.487
                                              ==========================

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

3. Stockholders' Equity, continued

At December 31, 2001, there are 600 options exercisable from $0.06 to $0.15, 1,660 from $.21 to $.58, 970 at $0.63 to $.90, and 360 at $1.01 to $1.03. These
options expire between 2001 and 2005. The weighted average grant date fair values of the options granted during 2001 and 2000 were $0.209 and $.868, respectively. All option exercise prices were granted at market. The weighted average remaining contractual life of options outstanding at the end of 2001 and 2000 were 2.02 years and 3.75 years, respectively.

In February 2001 the Company's former Chief Executive Officer and Chief Financial Officer relinquished a combined 9,900 options granted during 2000, of which 676 were granted under the Plan and 9,224 were granted outside of the Plan. As part of the termination agreement the Company granted new fully vested options for 550 shares outside of the Plan to these former employees, with an exercise price equal to the average stock price on the date of their respective departures. The Black-Scholes value of these non-qualified options is $122, which the Company recognized as expense in the first quarter of 2001.

The Company has elected to follow Accounting Principles Board Opinion No., 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS
123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under

APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma recognition regarding net loss and loss per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of SFAS
123. The fair value for options was estimated at the date of grant using a Black-Scholes option valuation model with the following assumptions used for all options granted in 2001 and 2000: risk-free interest rate ranging from 4% to 6%, a dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of between 1.428 to 1.509 and an expected life of one to five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly sensitive assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

3. Stockholders' Equity, continued

                                                           December 31,
                                                       2001           2000
                                                   ---------------------------
      Net loss:
        As reported                                $(2,801)          $(1,841)
        Pro forma                                  $(3,264)          $(2,692)
      Loss per share:
        As reported                                 $(.019)          $(0.015)
        Pro forma                                   $(.022)          $(0.021)

Additionally, the Company recorded $122 and $92 of expense during 2001 and 2000, respectively related to non-employee options that were granted and vested.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

4. Acquisitions

In May 2000, the Company purchased, through its subsidiary, Winncom Technologies Corp., the outstanding shares of Winncom Technologies, Inc. The Company paid $12,000 in aggregate consideration, consisting of $3,000 in cash, a $1,500 non-interest bearing promissory note payable 90 days from the closing date, a $1,500 non-interest bearing promissory note payable 180 days from the closing date and $6,000 in shares of the Company's common stock (6,946 shares). The Company recorded $12,237 of goodwill in connection with the acquisition.

In September 2000, the Company purchased, through its subsidiary, Starworks, the outstanding shares of Starworks Technology, Inc. The original aggregate consideration was $3,000, consisting of $1,500 in cash (of which the Company paid $1,000 at closing) and $1,500 in shares of the Company's common stock (1,959 shares). The purchase agreement provided for a reduction in the cash purchase price in the event that the audited net assets of Starworks at closing were less than $592. Pursuant to this provision, in December 2000 the sellers forfeited the $500 of the cash portion of the purchase price that was not paid at closing and returned an additional $194 of cash as a result of the certified audit of the closing balance sheet. The Company recorded $2,506 of goodwill in connection with the acquisition.

In January 2001 in the Federal District Court in the Northern District of Georgia, the Company commenced litigation against Mr. and Mrs. McConnell and other parties claiming either for the transaction to be reversed or for the McConnell's to pay damages for their alleged misrepresentations regarding the sale of Starworks to the Company. The McConnell's also filed suit against the Company claiming damages from the Company for alleged misrepresentations by the Company. In December 2001, a settlement agreement was reached between the Company and the McConnell's whereby 1,459 shares of the Company's common stock paid to the McConnell's as part of the consideration was returned to the Company and the Company received an option to purchase the remaining 500 shares of common stock at $.15 per share. The Company exercised its option in January 2002 and purchased the remaining shares for $75. As a result of the 1,459 shares being returned to the Company, goodwill has been reduced by approximately $1.1 million.

These acquisitions have been accounted for as purchases; accordingly, the consolidated financial statements include the operations of the acquired businesses from the date of each acquisition. Summarized unaudited pro forma results of operations reflecting the acquisitions of Winncom Technologies, Inc. and Starworks Technology, Inc. assuming acquisition as of January 1, 2000 are as follows:

                                              For the Year
                                             Ended December 31
                                             -----------------
                                                   2000
                                             -----------------

    Net sales                                    $27,553
                                             =================
    Net loss                                      (2,079)
                                             =================
    Loss per share                               $ (0.02)
                                             =================

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

4. Acquisitions, continued

On August 21, 2001 the Company acquired certain commercial assets of the wireless communications products line of Ball Aerospace & Technologies Corp. ("BATC"), a wholly owned subsidiary of Ball Corporation, for $925. The assets acquired consist mainly of raw materials and finished goods inventory, testing and production equipment and the purchase price has been allocated to these specifically identifiable assets. In November 2001 the purchase price was adjusted in accordance with the Purchase Agreement for variances in actual assets delivered to the Company by BATC. BATC has agreed to refund to the Company $99 pursuant to the Agreement and such refund was received subsequent to December 31, 2001.

In accordance with the Purchase Agreement with BATC, the Company may be obligated to purchase materials under a long-term supply contract. The contract is for deliveries over a one-year period and is for approximately $233.

5. Income Taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Income tax credits are used to reduce the provision for income taxes in the year in which such credits are allowed for tax purposes. Deferred taxes are provided to reflect the income tax effects of amounts included for financial purposes in different periods than for tax purposes, principally accelerated depreciation for income tax purposes. Such amounts have not been significant. Income tax expense for the years ended December 31, 2001 and 2000 is as follows:

                                                       2001        2000
                                                  -------------------------

      Current                                     $      118     $        7
      Deferred                                             -              -
                                                  -------------------------
      Total                                       $      118     $        7
                                                  =========================

The Company has not recorded a liability for federal income taxes payable currently, or for deferred taxes to future periods due to the existence of substantial net operating loss carry-forward amounts available to offset taxable income. The components of the deferred taxes asset as of December 31 are as follows:

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

5. Income Taxes, continued

                                                           2001          2000
                                                         ----------------------
Deferred tax assets:
    Net operating loss carry-forwards                    $   530        $   864
    Stock option compensation                                 45
    Inventory reserve                                        112             49
    Accrued expenses                                           9           --
    Bad debt reserves                                        371            202
                                                         ----------------------
                                                           1,067          1,115
Deferred tax liabilities:
    Prepaids                                                 (35)          --
    Property and equipment                                   (54)           (57)
                                                         ----------------------
                                                             (89)           (57)

Deferred tax assets                                          978          1,058
Valuation allowance                                         (978)        (1,058)
                                                         ----------------------
Net deferred tax assets                                  $  --          $  --
                                                         ======================

A reconciliation of federal income taxes computed by multiplying pretax net loss by the statutory rate of 34% to the provision for income taxes is as follows at December 31:

                                                            2001           2000
                                                            -------------------
Tax benefit computed at statutory rate                      $(912)        $(624)
State income tax                                              118           (49)
Valuation allowance                                           (38)          613
Effect of permanent differences                               950           113
Other                                                        --             (46)
                                                            -------------------
Provision for income taxes (benefit)                        $ 118         $   7
                                                            ===================

As of December 31, 2001 and 2000, an evaluation of the reserve determined that it was more likely than not that the net operating loss asset may not be realized and therefore a valuation allowance for the full amount was recorded. The valuation allowance for 2001 and 2000 decreased $80 and increased $620, respectively.

The Company has a net operating loss carry-forward of approximately $1.4 million, which begin to expire from 2004 to 2015. The net operating loss carry-forwards may be subject to further limitation pursuant to IRS section 382 and may expire unused.

6. Sales to Major Customers

The Company had no sales in excess of 10% of its net sales to any unrelated parties for the year ended December 31, 2001 and 2000.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

7. Significant Suppliers

During 2001, the Company purchased approximately 66% of its product from four vendors and in 2000 the Company purchased approximately 80% of its product from two vendors. The loss of any of these vendors could have a material adverse impact on the operations of the Company.

8.  Leases

The Company leases its facilities under operating leases through 2005. Minimum future rentals payable under the leases are as follows:

                    2002                                     $   395
                    2003                                         205
                    2004                                          94
                    2005                                          98
                                                             -------
                                                             $   792
                                                             =======

Rent expense was $459 and $292 for the years ended December 31, 2001 and 2000, respectively.

Property, plant and equipment includes the following amounts for leases that have been capitalized at December 31, 2001 and December 31, 2000.

                                            December 31,       December 31,
                                                2001               2000

      Machinery and Equipment                   $ 39               $  6
      Computers and Software                      42                 39
      Furniture and Fixtures                      20                 20
                                                -----------------------
                                                 101                 65
      Less accumulated amortization              (50)               (38)
                                                -----------------------
                                                $ 51               $ 27
                                                =======================

The Company recorded amortization expense of $12 on assets recorded under capitalized leases for 2001 and 2000. Future minimum lease payments under capital leases are as follows at December 31, 2001:

      2002                                      $   17
      2003                                          15
      2004                                           5
                                                ------
      Total minimum lease payments                  37
      Amount representing interest                  (5)
                                                ------
      Present value of lease payments           $   32
                                                ======

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

9. Defined Contribution Plan

In November 1999, the Board of Directors approved the establishment of the Antennas America, Inc. 401(k) Plan for employee contributions effective January 1, 2000. The name of the Plan was subsequently changed to the ARC Wireless Solutions, Inc. 401(k) Plan. The Plan allows for discretionary matching in Company common stock of employee contributions by the Company if the Company has a profit for the preceding year. The Company made no contributions to the Plan for fiscal years 2001 or 2000.

10. Commitments

Effective, January 8, 2001, Mr. Marx entered into a one-year employment agreement with total annual compensation of $175. Effective February 12, 2001, Mr. Marx replaced Glenn A. Befort as Chief Executive Officer of the Company.

The Company entered into a written employment agreement with Gregory E. Raskin, President of our Winncom subsidiary, effective May 24, 2000. The employment agreement is for the period May 24, 2000 through May 31, 2002, at an annual base salary of $250. Mr. Raskin also is eligible to earn bonuses of up to $500 over the term of the agreement, based on Winncom's periodic attainment of certain revenues and earnings objectives. Mr. Raskin earned his maximum bonus of $125 in 2000 and no bonus was earned in 2001.

The Company entered into a written employment agreement with Burton J Calloway, Executive Vice President of the Wireless Communications Products Division, effective May 30, 2000. The employment agreement is for the period May 30, 2000 through May 29, 2003, at an annual base salary of $100. The base salary was adjusted to $115 effective October 1, 2001. Mr. Calloway also is eligible to earn bonuses of 3% of net profits over $180 of the Wireless Communications Products Division over the term of the agreement. A nominal bonus was earned for 2001.

The Company entered into a written employment agreement with Monty R. Lamirato, our Chief Financial Officer and Treasurer, effective June 22, 2001. The employment agreement is for the period June 22, 2001 through June 30, 2004, at an annual base salary of $111. Mr. Lamirato also is eligible to earn bonuses of $35 or 3% of EBITDA, whichever is greater, over the term of the agreement. No bonus was earned for 2001.

The Company entered into a written employment agreement with Steven C. Olson, our Chief Technology Officer, effective August 13, 2001. The employment agreement is for the period August 13, 2001 through August 13, 2004 at an annual base salary of $155. Mr. Olson also is eligible to earn bonuses, upon achieving certain gross margin objectives, over the term of the agreement. No bonus was earned for 2001.

11. Subsequent Events

In January 2002 the Company exercised its option to repurchase the remaining 500 shares from the McConnell litigation settlement for $75.

                          ARC Wireless Solutions, Inc.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 2001
            (Shares and Dollars in Thousands, Except Per Share Data)

13. Segment Information

The Company has three reportable segments that are separate business units that offer different products as follows: distribution of wireless communication products, antenna manufacturing and cable products. Each segment consists of a single operating unit and the accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at cost plus an agreed upon intercompany profit on intersegment sales and transfers.

Financial information regarding the Company's three operating segments for the years ended December 31, 2001 and 200 are as follows:


                                             Distribution     Manufacturing     Cable         Corporate          Total
                                             --------------------------------------------------------------------------

Net Sales                           2001       $ 25,922        $  3,917        $  1,210        $   (109)       $ 30,940
                                    2000         15,343           2,609             572             (44)         18,480

Net Earnings (Loss)                 2001            386             369          (1,904)         (1,652)         (2,801)
                                    2000            350            (507)            (99)         (1,585)         (1,841)

Earnings (Loss) before Income       2001            504             369          (1,904)         (1,652)         (2,683)
Taxes                               2000            357            (507)            (99)         (1,585)         (1,834)

Identifiable Assets                 2001         20,675           4,724             531          (1,929)         24,001
                                    2000         19,107           2,807           3,598             177          25,689

Capital Expenditures                2001             71             350               1                             422
                                    2000             69             144                                             213

Depreciation and Amortization       2001            877             201             182                           1,260
                                                   2000             501             133              44             678

Interest Expense                    2001            192              29              14               6             241
                                    2000             70               6              22                              98

Corporate represents the operations of the parent Company, including segment eliminations.

                                                  ARC WIRELESS SOLUTIONS, INC.
        --------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN
THOSE CONTAINED IN THIS PROSPECTUS AND,
IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON                    1,034,545 Shares
AS HAVING BEEN AUTHORIZED BY THE                          Of Common Stock
COMPANY. THIS PROSPECTUS SHALL NOT
CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF ANY OFFER TO BUY NOR
SHALL THERE BE ANY SALE OF THESE
SECURITIES IN ANY STATE IN WHICH SUCH
OFFER, SOLICITATION OR SALE WOULD BE
UNLAWFUL PRIOR TO REGISTRATION OR
QUALIFICATION UNDER THE SECURITIES LAWS
OF ANY SUCH STATE.

          -------------------

           TABLE OF CONTENTS

PROSPECTUS SUMMARY                      3
RISK FACTORS                            4
PRICE RANGE OF COMMON STOCK             5             ---------------------
DIVIDEND POLICY                         6
BUSINESS                                6              SELLING SHAREHOLDER
MANAGEMENT'S DISCUSSION AND                                 PROSPECTUS
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS           15             ---------------------
MANAGEMENT                             20
EXECUTIVE COMPENSATION                 21
BENEFICIAL OWNERS OF SECURITIES        27
DESCRIPTION OF SECURITIES              29
INACTIVE TRADING OF THE COMMON
     STOCK                             32
SELLING SECURITY HOLDERS AND
     PLAN OF DISTRIBUTION              32                 October __, 2002
SECURITIES AND EXCHANGE
     COMMISSION POSITION ON
     CERTAIN INDEMNIFICATION           33
LEGAL MATTERS                          34
EXPERTS                                34
DISCLOSURE REGARDING FORWARD-
     LOOKING STATEMENTS AND
     CAUTIONARY STATEMENTS             34
WHERE YOU CAN FIND MORE
     AVAILABLE INFORMATION             34
FINANCIAL INFORMATION                 F-1

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers
-------

     The Utah Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Under our Articles Of Incorporation and Bylaws, we are required to indemnify our directors, officers, and other representatives for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 25.  Other Expenses Of Issuance And Distribution.
-------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by ARC Wireless in connection with the registration of the securities being offered. The selling security holders will not pay any of the following expenses.

         Registration and filing fee                             $........29
         Printing                                                $.....3,000 *
         Accounting fees and expenses                            $.....5,000 *
         Legal fees and expenses                                 $....20,000 *
         Registrar and transfer agent fee                        $.....1,000 *
         Miscellaneous                                           $.....2,000 *
              Total                                              $....31,209 *
         -----------------
         * Estimated

Item 26.  Recent Sales Of Unregistered Securities
-------

     In January 2000, we completed the sale of 22,000,000 units of common stock and warrants to purchase common stock pursuant to a private placement at a price of $.0525 per unit. The units were sold to a total of 24 investors who were all accredited investors pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act. Each unit consisted of one share of common stock and one immediately exercisable warrant to purchase one share of common stock at an exercise price of $.175 per share of common stock. The warrants provided that they would expire the earlier to occur of (i) March 14, 2001, which is one year after the date that a registration statement concerning the transfer of the shares of common stock included in the units and the shares of common sock issuable upon exercise of the warrants is declared effective by the Securities And Exchange Commission, and (ii) five years after the issuance of the warrants. At any time that the registration statement is effective, we may, upon 30-days' notice to the holders of the warrants, repurchase the warrants for $.001 per warrant at any time after the weighted average trading price for the common stock has been at least $.2275 for 20 of the 30 consecutive business days preceding the date of the notice of repurchase. The Company gave notice to redeem in March 2000 and all the warrants were exercised. Proceeds from the offering were $1,150,000, before costs of the offering of $51,000. There were no fees or commissions paid to brokers or underwriters or placement agents in conjunction with this placement.

     On May 24, 2000, we purchased, through our Winncom Technologies Corp. subsidiary, the outstanding shares of Winncom Technologies, Inc. We paid $12.0 million in aggregate consideration, consisting of $3.0 million in cash, a $1.5 million non-interest bearing promissory note payable 90 days from the closing date, a $1.5 million non-interest bearing promissory note payable 180 days from the closing date and $6 million in shares of restricted common stock (or 6,946,000 shares of our common stock). The notes were paid in full by September 2000, with an $85,000 negotiated early payment reduction. The shares were issued to two individuals pursuant to an exemption from registration in accordance with
Section 4(2) of the Securities Act.

     On September 29, 2000, we purchased, through our Starworks Wireless Inc. subsidiary, the outstanding shares of Starworks Technology, Inc. (a/k/a The Kit Company or Kit). We initially paid $2.3 million in aggregate consideration, consisting of $0.8 million in cash and $1.5 million in shares of restricted common stock (or 1,959,000 shares of our common stock). The shares were issued to two individuals pursuant to an exemption from registration in accordance with
Section 4(2) of the Securities Act. As a result of alleged misrepresentations by the sellers, this transaction led to litigation and in December 2001 the litigation was settled and part of the consideration initially paid, 1,459,499 shares of common stock, was returned to the Company and the Company received an option to purchase the remaining 500,000 shares of common stock at $.15 per share. The Company exercised its option in January 2002 and purchased the remaining shares for $75,000.

     In October 2000, we completed the sale of 15,000,000 units of common stock and warrants to purchase common stock pursuant to a private placement at a price of $.50 per unit. The units were sold to a total of 21 investors who were all accredited investors pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act. Each unit consisted of one share of common stock and one immediately exercisable warrant to purchase one share of common stock at an exercise price of $1.50 per share of common stock. The warrants expire the earlier to occur of (i) one year after the date that a registration statement concerning the transfer of the shares of common stock included in the units and the shares of common stock issuable upon exercise of the warrants is declared effective by the Securities And Exchange Commission, and (ii) five years after the issuance of the warrants. We were obligated to file the registration statement within 10 business days after filing our Annual Report on Form 10-KSB for the year ended December 31, 2001 with the SEC. At any time that the registration statement is effective, we may, upon 30-days' notice to the holders of the warrants, repurchase the warrants for $.01 per warrant at any time after the weighted average trading price for the common stock has been at least $1.75 for 20 of the 30 consecutive business days preceding the date of the notice of repurchase. We received gross cash proceeds of $7.4 million and related offering expenses were $14,000. There were no fees or commissions paid to brokers or underwriters or placement agents in conjunction with this placement.

     In August 2001, we completed the sale of 5,000,000 shares of common stock pursuant to a private placement at a price of $.20 per share. The shares were sold to a total of nine investors who were all accredited investors pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act.

     In July 2001, the Company offered each Unit Investor the opportunity to either (1) exchange each three Warrants for one share of Common Stock ("Alternative A"), or (2) reduce the exercise price of each Warrant from $1.50 per share to $1.00 per share upon the Unit Investor's agreement to reduce the price associated with the Company's 30-day notice of redemption from $1.75 to $1.50 ("Alternative B"); provided, however, that if the Unit Investor determined to participate in either Alternative A or B, the Unit Investor was required to waive the Company's obligation to register the Unit Investor's sale or other transfer of the Registrable Securities (the "Registration Obligation").

     Each Unit Investor electing Alternative A also was required to enter into a Restricted Sales Agreement (the "Restricted Sales Agreement") that includes the following restrictions with respect to the sale of all shares of Common Stock owned by the Unit Investor, except for any shares purchased subsequent to March 31, 2001:

     o On any trading day during the one-year period beginning on the day Alternative A goes into effect (which was August 9, 2001), the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share, as defined below, for that Unit Investor, of (i) 15 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares; and

     o On any trading day during the one-year period between the first and second anniversaries of the effective date of Alternative A, the Unit Investor may sell or otherwise dispose of up to the Pro Rata Share for that Unit Investor of (i) 20 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was 400,000 shares or less, or (ii) 25 percent of the reported trading volume of the Common Stock for the immediately preceding trading day if the reported trading volume of the Common Stock for the prior trading day was greater than 400,000 shares.

     The number of shares of Common Stock that the Unit Investor may sell shall not be increased as a result of any failure by the Unit Investor to sell the maximum number of Unit Investor Shares permissible at a prior time.

     For purposes of Alternative A, the "Pro Rata Share" of any Unit Investor means the percentage obtained by dividing (1) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (2) the aggregate total number of Units purchased by all investors in the Year 2000 Placement who agree to the sales restrictions described above (the "Contracting Unit Investors"). Notwithstanding the foregoing, if the aggregate number of Units purchased in the Year 2000 Placement by the Contracting Unit Investors is less than 90 percent of the total number of Units purchased in the Year 2000 Placement by all investors in the Year 2000 Placement, then "Pro Rata Share" shall instead mean the percentage obtained by dividing (X) the number of Units purchased by the subject Unit Investor in the Year 2000 Placement, by (Z) 90 percent of the aggregate number of Units purchased by all investors in the Year 2000 Placement.

     As of December 31, 2001 holders representing an aggregate of 13,062,000 Units had agreed to participate in Alternative A and were issued 4,354,000 shares of common stock and holders representing an aggregate of 1,148,000 Units had agreed to participate in Alternative B.

     In March 2002, the Company sold 754,545 shares of restricted common stock at $.165 per share to two accredited investors in a private placement transaction. These sales resulted in gross proceeds to the Company of $124,500. The issuance of these shares of common stock were made pursuant to exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and/or 4(2) of the Securities Act. The Company intends to use the net proceeds from this offering for working capital purposes. The Company is obligated to file, within 30 days after closing of the private placement sale, a registration statement covering resale of these shares.

Item 27.  Exhibits.
-------

Exhibit
 Number        Description
 ------        -----------

3.1a Articles Of Incorporation of Westcliff Corporation, later known as Antennas America, Inc. and now known as ARC Wireless Solutions, Inc. (the "Company") are incorporated by reference to the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D)
3.1b Articles Of Amendment dated January 26, 1988 are incorporated herein by reference to the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D)
3.1c Articles And Agreement Of Merger Between The Company And Antennas America, Inc., a Colorado corporation, dated March 22, 1989, are incorporated by reference to the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D)
3.1d Amended And Restated Articles Of Incorporation dated October 11, 2000 are incorporated by reference to Exhibit 3.1d to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000
3.2 Bylaws of the Company as amended and restated on March 25, 1998 are incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997
4.1 Specimen Common Stock Certificate is incorporated by reference to the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D)
5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered
10.1 Industrial Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to Exhibit 10.1(a) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.2 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(b) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.3 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(c) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.4 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(d) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.5 Employment Agreement dated as of October 1, 1998 between the Company and Randall P. Marx is incorporated by reference to Exhibit 10.2(a) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998
10.6 Agreement between and among Winncom Technologies Inc., Winncom Technologies Corp. and the Company dated May 24, 2000 is incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 8, 2000
10.7 Employment Agreement dated as of May 24, 2000 between Winncom Technologies Corp. and Gregory E. Raskin is incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000

Exhibit
 Number        Description
 ------        -----------

10.8        Agreement between and among Starworks Technology, Inc., Starworks
            Wireless Inc. and the Company dated September 29, 2000 is
            incorporated by reference to Exhibit 2.1 to the Company's Current
            Report on Form 8-K filed on October 13, 2000
10.9        1997 Stock Option And Compensation Plan is incorporated by reference to Exhibit 99 to the Company's Proxy Statement filed on April 20,
            1998 regarding the Annual Meeting of the Company's common
            stockholders held on May 15, 1998
10.10       Employment Agreement dated as of July 1, 2000 between the Company and Glenn A. Befort
10.11       Separation Agreement dated as of February 9, 2001 between the
            Company and Glenn A. Befort
10.12       Employment Agreement dated as of June 22, 2001 between ARC Wireless
            Solutions, Inc. and Monty R. Lamirato, is incorporated by reference from Exhibit 10.7 of the Company's Form 10-KSB for the year ended
            December 31, 2001.
10.13       Employment Agreement dated as of August 13, 2001 between ARC
            Wireless Solutions, Inc. and Steven C. Olson, is incorporated by reference from Exhibit 10.8 of the Company's Form 10-KSB for the year ended December 31, 2001.
10.14       Employment Agreement dated as of May 30, 2000 between ARC Wireless
            Solutions, Inc. (formerly Antennas America, Inc.) and Burton J.
            Calloway, is incorporated by reference from Exhibit 10.9 of the
            Company's Form 10-KSB for the year ended December 31, 2001.
21          Subsidiaries of the Company
23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1)
23.2        Consent of Hein + Associates LLP
23.3        Consent of Ernst & Young LLP
24.1        Power of Attorney (included in Part II of Registration Statement)

--------------------

(1) Incorporated by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D).

(2) Incorporated by reference from Exhibit 3.1d to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-18122).

(3) Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 000-18122).

(4) Incorporated by reference from the Company's Form SB-2 Registration Statement filed May 22, 1998 (File No. 333-53453).

(5) Incorporated by reference from the Company's Form SB-2 Registration Statement filed February 9, 2000 (File No. 333-96485).

(6) Incorporated by reference from Exhibit 2.1 of the Company's Form 8-K filed on June 8, 2000.

(7) Incorporated by reference from Exhibit 2.1 of the Company's Form 8-K filed on October 13, 2000.

Item 28.  Undertakings.
-------

1. We hereby undertake:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (2) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof); and

          (3) to include any additional or changed material information on the plan of distribution.

     (b) That for determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ARC Wireless pursuant to the foregoing provisions, or otherwise, we have been advised that in the option of the Securities And Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or a controlling person of ARC Wireless in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wheat Ridge, State of Colorado, on October 2, 2002.

                                   ARC WIRELESS SOLUTIONS, INC.



                                   By: /s/  Randall P. Marx
                                      ------------------------------------------
                                       Randall P. Marx, Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of ARC Wireless Solutions, Inc., by virtue of their signatures appearing below to this registration statement, hereby constitute and appoint Randall P. Marx, with full power of substitution, as attorney-in-fact in his name, place and stead to execute any and all amendments to this registration statement in the capacity set forth opposite his name and hereby ratify all that said attorney-in-fact or his substitute may do by virtue hereof.

     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures                                Title                       Date
----------                                -----                       ----


/s/  Sigmund A. Balaban                  Director               October 1, 2002
---------------------------
     Sigmund A. Balaban


/s/  Donald A. Huebner                   Director               October 2, 2002
---------------------------
     Donald A. Huebner


/s/  Randall P. Marx                     Director               October 2, 2002
---------------------------
     Randall P. Marx


/s/  Gregory E. Raskin                   Director               October 1, 2002
---------------------------
     Gregory E. Raskin


/s/  Monty R. Lamirato           Chief Financial Officer        October 2, 2002
---------------------------
     Monty R. Lamirato

                                  EXHIBIT INDEX
Exhibit
 Number        Description
 ------        -----------

3.1a Articles Of Incorporation of Westcliff Corporation, later known as Antennas America, Inc. and now known as ARC Wireless Solutions, Inc. (the "Company") are incorporated by reference to the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D)
3.1b Articles Of Amendment dated January 26, 1988 are incorporated herein by reference to the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D)
3.1c Articles And Agreement Of Merger Between The Company And Antennas America, Inc., a Colorado corporation, dated March 22, 1989, are incorporated by reference to the Company's Post-Effective Amendment No. 3 to Form S-18 Registration Statement dated December 5, 1989 (File No. 33-18854-D)
3.1d Amended And Restated Articles Of Incorporation dated October 11, 2000 are incorporated by reference to Exhibit 3.1d to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000
3.2 Bylaws of the Company as amended and restated on March 25, 1998 are incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997
4.1 Specimen Common Stock Certificate is incorporated by reference to the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D)
5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered
10.1 Industrial Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to Exhibit 10.1(a) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.2 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(b) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.3 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(c) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.4 Renewal and Extension of Lease dated April 10, 1998 between the Company and Five K Investments is incorporated by reference to
            Exhibit 10.1(d) to the Company's Registration Statement on Form SB-2 filed May 22, 1998 (File No. 333-53453)
10.5 Employment Agreement dated as of October 1, 1998 between the Company and Randall P. Marx is incorporated by reference to Exhibit 10.2(a) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998
10.6 Agreement between and among Winncom Technologies Inc., Winncom Technologies Corp. and the Company dated May 24, 2000 is incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 8, 2000
10.7 Employment Agreement dated as of May 24, 2000 between Winncom Technologies Corp. and Gregory E. Raskin is incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000
10.8 Agreement between and among Starworks Technology, Inc., Starworks Wireless Inc. and the Company dated September 29, 2000 is incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 13, 2000

Exhibit
 Number        Description
 ------        -----------

10.9        1997 Stock Option And Compensation Plan is incorporated by reference to Exhibit 99 to the Company's Proxy Statement filed on April 20,
            1998 regarding the Annual Meeting of the Company's common
            stockholders held on May 15, 1998
10.10       Employment Agreement dated as of July 1, 2000 between the Company and Glenn A. Befort
10.11       Separation Agreement dated as of February 9, 2001 between the
            Company and Glenn A. Befort
10.12       Employment Agreement dated as of June 22, 2001 between ARC Wireless
            Solutions, Inc. and Monty R. Lamirato, is incorporated by reference from Exhibit 10.7 of the Company's Form 10-KSB for the year ended
            December 31, 2001.
10.13       Employment Agreement dated as of August 13, 2001 between ARC
            Wireless Solutions, Inc. and Steven C. Olson, is incorporated by reference from Exhibit 10.8 of the Company's Form 10-KSB for the year ended December 31, 2001.
10.14       Employment Agreement dated as of May 30, 2000 between ARC Wireless
            Solutions, Inc. (formerly Antennas America, Inc.) and Burton J.
            Calloway, is incorporated by reference from Exhibit 10.9 of the
            Company's Form 10-KSB for the year ended December 31, 2001.
21          Subsidiaries of the Company
23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1)
23.2        Consent of Hein + Associates LLP
23.3        Consent of Ernst & Young LLP
24.1        Power of Attorney (included in Part II of Registration Statement)

--------------------

(1) Incorporated by reference from the Company's Form S-18 Registration Statement dated December 1, 1987 (File No. 33-18854-D).

(2) Incorporated by reference from Exhibit 3.1d to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-18122).

(3) Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 000-18122).

(4) Incorporated by reference from the Company's Form SB-2 Registration Statement filed May 22, 1998 (File No. 333-53453).

(5) Incorporated by reference from the Company's Form SB-2 Registration Statement filed February 9, 2000 (File No. 333-96485).

(6) Incorporated by reference from Exhibit 2.1 of the Company's Form 8-K filed on June 8, 2000.

(7) Incorporated by reference from Exhibit 2.1 of the Company's Form 8-K filed on October 13, 2000.